UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. ("NBT") will hold an annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 5, 2015 at 10:00 a.m. local time for the following purposes:

1.	To elect three directors for a one-year term, unless Proposal 2 is not approved, in which case the term shall be three years (Proposal 1);

2.	To approve amendments to our Certificate of Incorporation and Bylaws, as amended and restated, to provide for the annual election of directors and related amendments to permit shareholders to remove directors without cause (Proposal 2);

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 3); and

4.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 13, 2015 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman of the Board

Norwich, New York
March 27, 2015

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD. YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 5, 2015: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our 2014 Annual Report are available free of charge on our website at  www.nbtbancorp.com/bncp/proxy.html .

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 5, 2015

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. ("NBT" or, the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2015 annual meeting of shareholders. This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about March 27, 2015.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 5, 2015 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

●	To elect three directors for a one-year term, unless Proposal 2 does not pass, in which case the term shall be three years (Proposal 1);

●	To approve amendments to our Certificate of Incorporation and Bylaws, as amended and restated, to provide for the annual election of directors and related amendments to permit shareholders to remove directors without cause (Proposal 2);

●	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 3); and

●	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 5, 2015, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting. If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of our Board.

Shareholders Entitled to Vote

We have set March 13, 2015, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting. Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting. As of March 13, 2015, there were 43,975,315 outstanding shares of our common stock, held by holders of record. Each of our shareholders on the record date is entitled to one vote per share.

Vote Required to Approve the Proposals

The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Assuming the presence of a quorum at the annual meeting, a plurality of the shares of our common stock represented at the annual meeting, either in person or by proxy, and entitled to vote thereon will elect directors (Proposal 1). This means that the three nominees who receive the most votes will be elected.

Proposal 2 must be approved by the affirmative vote of the holders of 80% of our common stock having voting power with respect to such amendment, and such vote must include the affirmative vote of the holders of 80% of our common stock excluding shares held by any 5% or greater shareholders and their affiliates.  While the affirmative vote of the holders of only 66 2/3% of our common stock is required to amend the provisions of our Bylaws relating to classification of the Board and a majority of the total number of issued and outstanding shares of our common stock present and entitled to vote at the annual meeting is required to amend the provisions of our Bylaws relating to removal of directors not subject to classification, the higher shareholder approval level required to amend the Certificate of Incorporation applies to this proposal so that the Certificate of Incorporation and the Bylaws remain consistent one way or the other.

The affirmative vote of a majority of the shares of common stock represented at our annual meeting, either in person or by proxy, and entitled to vote thereon is required to ratify the appointment of our independent registered public accounting firm (Proposal 3).

Our Board urges our shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope or vote via the Internet or by telephone. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting except that broker non-votes will have the effect of a vote cast “against” Proposal 2. Abstentions will be counted in determining the number of shares represented and entitled to vote and will have the effect of a vote cast “against” Proposals 2 and 3.

Number of Shares that Must Be Represented for a Vote to Be Taken

In order to have a quorum, a majority of the total voting power of our outstanding shares of common stock entitled to vote at our annual meeting must be represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Voting Your Shares

Our Board is soliciting proxies from our shareholders. This will give you an opportunity to vote at our annual meeting without having to attend. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a shareholder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named agent will vote the shares represented by your proxy:

●	FOR electing the three persons nominated by our Board as directors (Proposal 1);

●	FOR amending our Certificate of Incorporation and Bylaws, as amended and restated, to provide for the annual election of directors and related amendments to permit shareholders to remove directors without cause (Proposal 2); and

●	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3).

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Via the Internet. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on May 4, 2015. Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 4, 2015. Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

In person. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy at any time before the vote at the annual meeting in one or more of the following ways:

●	Delivering a written notice of revocation to the Corporate Secretary of NBT bearing a later date than the proxy;

●	Submitting a later-dated proxy by mail, telephone or via the Internet; or

●	Appearing in person and submitting a later-dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: F. Sheldon Prentice, Esq., Executive Vice President, General Counsel and Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary at or before the taking of the vote at the annual meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on May 4, 2015.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies. We have engaged D.F. King & Co., Inc. as the proxy solicitor for the 2015 annual meeting for an approximate fee of $7,500, plus reasonable out-of-pocket expenses.  We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names. In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications. We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation. You may direct any questions or requests for assistance regarding this proxy statement to F. Sheldon Prentice, Corporate Secretary, by telephone at (607) 337-6530 or by email at sprentice@nbtbci.com.

Annual Report

A copy of our 2014 Annual Report accompanies this Proxy Statement. NBT is required to file an annual report on Form 10-K for its 2014 fiscal year with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Chief Financial Officer, Michael J. Chewens. Our annual report on Form 10-K is available on our website, www.nbtbancorp.com .

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1	ELECTION OF DIRECTORS

At the annual meeting, three directors will each be elected to serve a one-year term, unless Proposal 2 is not approved, in which case the term will be three years until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. The Board currently consists of thirteen members and is divided into three classes. Messrs. Solomon and Chojnowski will retire at the 2015 annual meeting, and the Board will consist of eleven members thereafter. Currently, the term of only one class of directors expires in each year and their successors are elected for terms of up to three years and serve until their successors are elected and qualified.  As discussed in Proposal 2, the Board has approved and recommended that the shareholders approve amendments to the Certificate of Incorporation and the Bylaws, as amended and restated, that will have the effect of eliminating the classification of the Board. If approved by the shareholders, the amendments provide that declassification would be implemented beginning with the directors being elected at this annual meeting.  Following the annual meeting, as the other directors’ terms expire, they would then, if re-nominated and elected, be elected for one-year terms. Because we do not know, at the time of printing this proxy statement, whether the proposed amendments described in Proposal 2 will be approved, you are being asked to elect all three nominees to one-year terms, which terms shall be for three years if Proposal 2 is not approved.

Messrs. Dietrich, Mitchell and Murphy, whose terms will expire at the 2015 annual meeting, have been nominated to stand for re-election at the 2015 annual meeting for terms expiring in 2016, unless the amendments described in Proposal 2 are not approved, in which case their terms would expire in 2018.

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR the election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve. Our Board currently believes that each nominee will stand for election and will serve if elected as a director. Assuming the presence of a quorum at the annual meeting, the three director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the annual meeting and present in person or represented by proxy. This means that the three nominees who receive the most votes will be elected. There are no cumulative voting rights in the election of directors.

Information as to Nominees and Other Directors

Information regarding the nominees and the directors continuing in office is provided below. Each biography contains information regarding each person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director at the time of filing of this proxy statement. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each director’s biography is as of December 31, 2014. There are no family relationships among the directors or executives.

Board Directors Retiring in 2015

Richard Chojnowski, 72, is a retired self-employed electrical contractor. Mr. Chojnowski was a director of Pennstar Bank from 1994 until it was rebranded in 2014 to NBT Bank at which point he became a director of NBT Bank, N.A. ("NBT Bank" or the "Bank"). Mr. Chojnowski has been a director of NBT since 2000. Mr. Chojnowski’s experience as a small business owner in NBT’s market area provides the Board with insight into the needs of NBT’s customers. Further, the skills developed in his business, including finance and management expertise, as well as his past service on the Audit and Risk Management Committee, provides the Board with executive management and corporate finance experience.

Paul M. Solomon, 71, is Managing Partner of a venture capital firm, PJ Equities, LLP. In July 2005, Mr. Solomon co-founded US Beverage Net and currently serves as Chairman of its Board of Directors. He serves as vice chairman and treasurer and as a member of the board of trustees for Millbrook School. From 2001 until the merger with NBT, Mr. Solomon served on the Board of Directors for Alliance Financial Corporation and its subsidiary Alliance Bank. Mr. Solomon received a degree from Syracuse University and is a graduate of Millbrook School.

Board Nominees with Terms Ending in 2015

Martin A. Dietrich, 59, has served as the President and Chief Executive Officer of the Company and NBT Bank since January 2004. Prior to that, Mr. Dietrich was President and Chief Operating Officer of NBT Bank from September 1999 to December 2003. He is currently a director of Preferred Mutual Insurance Company and New York Bankers Association. Mr. Dietrich has been a director of the Bank since 1993, and NBT since 2005. Mr. Dietrich’s day to day leadership as President and Chief Executive Officer of NBT and the Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations.

John C. Mitchell, 64, was formerly President and Chief Executive Officer of I.L. Richer Co., an agricultural business, from 1979 to 2008. He is currently a director of Preferred Mutual Insurance Company, Delaware Otsego Corporation and has been a director of the Bank and NBT since 1993 and 1994, respectively. Mr. Mitchell’s over twenty years of service on NBT’s Board provides him with a seasoned view of NBT’s operations and challenges. He has a strong corporate governance background due to his service on other corporate boards, the Nominating and Corporate Governance Committee and his role as Chairman of the Compensation and Benefits Committee.

Michael M. Murphy, 53, is President and owner of Red Line Towing Inc., a towing and recovery service provider in northeastern Pennsylvania. Mr. Murphy also serves as President of Red Line Leasing Corp., President of Red Line Truck and Trailer Sales and is a Partner in Elite Warehouse LLC. Mr. Murphy was a director of Pennstar Bank from 1999 until it was rebranded in 2014 to NBT Bank at which point he became a director of NBT Bank, N.A. ("NBT Bank" or the "Bank"). Mr. Murphy has been a director of NBT since 2002. Mr. Murphy’s service on both the Audit and Risk Management and Compensation and Benefits Committees provides the Board with strong risk management and executive compensation experience. In addition, his experience as the President of a business in NBT’s market area provides the Board with insight into the challenges and opportunities of NBT’s business customers.

The Board of Directors unanimously recommends that shareholders vote "FOR" the election of all of its director nominees.

Directors with Terms Ending in 2016

Daryl R. Forsythe, 71, was the Chairman and Chief Executive Officer of NBT from January 2004 until his retirement in December 2005. Mr. Forsythe is currently the Chairman of the NBT Board and has held that position since January 2004. From April 2001 to December 2003 he was Chairman, President and Chief Executive Officer of NBT and was Chairman and Chief Executive Officer of NBT Bank from September 1999 to December 2003. He was President and Chief Executive Officer of NBT and the Bank from January 1995 to April 2001 and September 1999, respectively. He is currently a director of Security Mutual Life Ins. Co. of New York, New York Central Mutual Fire Insurance Co., and New York Business Development Corp. He has been a director of the Bank and NBT since 1988 and 1992, respectively. Mr. Forsythe’s experience as the former Chief Executive Officer of NBT and the Bank provides the Board with unique insight into NBT’s challenges, opportunities and operations. His service on additional corporate boards also provides substantial corporate governance experience.

Patricia T. Civil, 65, served as the Managing Partner of PricewaterhouseCoopers LLP in Syracuse, NY from 1992 until her retirement in 2002. Ms. Civil is currently a director of SRC Inc. and has been a director of NBT and the Bank since 2003. Ms. Civil served as director for Anaran Inc. from December 2007 until its sale to a private equity firm in February 2014. As a Certified Public Accountant specializing in banking and financial services, Ms. Civil provides the Board with extensive experience in corporate finance and accounting and serves as the Chair of the Audit and Risk Management Committee. In addition to her accounting background, Ms. Civil’s service as the Managing Partner of the Syracuse, NY office of her accounting firm brings strong executive experience to the Board, and her recent service on the board of another public company provides the Board with additional corporate governance expertise.

Robert A. Wadsworth, 65, was the Chief Executive Officer of Preferred Mutual Insurance Company from 1997 until his retirement in 2008. Mr. Wadsworth is currently the Chairman, corporate secretary and a director of the board of Preferred Mutual Insurance Company. He is also a director of Preferred Services Corp., Preferred of New York Inc., and has been a director of the Bank and NBT since 2001 and 2006, respectively. Mr. Wadsworth’s service as the Chief Executive Officer of a corporation based in one of NBT’s communities brings to the Board strong executive experience and an understanding of the business and consumer needs of a community that NBT serves. His service on the boards of several insurance and financial services corporations provides the Board with additional insight into the financial services industry.

Jack H. Webb, 62, was the Chairman and Chief Executive Officer of Alliance Financial Corporation from January 2002 until March 8, 2013 when the company merged with NBT at which time Mr. Webb became Executive Vice President of Strategic Support for NBT. On March 25, 2013 Mr. Webb also became a director of NBT and the Bank. Prior to the merger, he was also the President and Chief Executive Officer of Alliance Bank. He joined Alliance in May 2000 after a 26-year career with Chase Manhattan Bank. He also served as a Director of Alliance Leasing, Inc. He is president of the board of trustees of The Gifford Foundation and serves on the advisory board of CNY Lifetime Healthcare. Mr. Webb graduated from the Rochester Business Institute. His day to day leadership of Alliance Financial Corporation and Alliance Bank provides him with thorough knowledge of the financial services industry as well as NBT’s Syracuse market.

Board Directors with Terms Ending in 2017

Timothy E. Delaney, 52, is Founder and former President of The Delaney Group, Inc. and is a former Executive Vice President of its successor company, Tetra Tech Construction, Inc. and President of Tetra Tech Canada Construction. Together, these companies make up the North American Renewable Construction division of Tetra Tech, Inc. (NASDAQ: TTEK), a public company, and they are principally engaged in energy related heavy civil engineering and construction since 1982. Mr. Delaney has been a director of NBT since January 24, 2011 and has been a director of NBT Bank since 2006. Mr. Delaney’s experience as a business owner in NBT’s market area and experience as an NBT Bank director provides the Board with insight into the needs of NBT’s customers, executive management and insight into NBT’s challenges, opportunities and operations.

James H. Douglas, 63, is the former Governor of Vermont, a position he held for four, two-year terms, starting in 2002 and ending in 2010. Mr. Douglas has been a director of the Bank and NBT since January 24, 2011. Mr. Douglas served the people of Vermont for more than 35 years, having been elected to the Vermont House of Representatives after graduating from Middlebury College in 1972. Mr. Douglas was elected Secretary of State in 1980, a position he held until 1992. He was then elected as State Treasurer in 1994, a position he held until his election as Governor. Outside of government, Mr. Douglas is an executive in residence at Middlebury College and has been active in numerous community organizations. In addition, he is a director for National Life Group as well as a director for Union Mutual of Vermont. Mr. Douglas’ experience in state politics provides the Board with insight into one of NBT’s newer market areas. Mr. Douglas also brings executive management and governance experience from his previous positions to the Board. Further, the skills he developed as State Treasurer provide the Board with additional finance experience.

Joseph A. Santangelo, 62, is President and Chief Executive Officer of Arkell Hall Foundation Inc. Mr. Santangelo has been a director of the Bank and NBT since 1991 and 2000, respectively. Mr. Santangelo’s service on the Nominating and Corporate Governance Committee and past experience on the Compensation and Benefits Committee provides the Board with strong corporate governance and executive compensation experience. In addition, his eleven plus years of service on the Board along with his considerable experience in operating one of the largest private foundations in the upstate NY region provides him with a seasoned view of NBT’s operations and the challenges facing NBT.

Lowell A. Seifter, Esq., 62, is Senior Vice President and General Counsel of St. Joseph’s Hospital Health Center in Syracuse, New York. He was a founding member of Green & Seifter Attorneys, PLLC, now known as Bousquet Holstein Attorneys, PLLC, where he practiced law from 1977-2011. From 2002 until 2006, Mr. Seifter was a member of the board of directors of Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. From 2006 until the merger with NBT, Mr. Seifter served on the Board of Directors of Alliance Financial Corporation and its subsidiary Alliance Bank where he was Chairman of the Compensation Committee and member of the Governance, Business Development and Risk Committees. Mr. Seifter received a B.S. degree from Syracuse University, a J.D. degree from Syracuse University College of Law and is a non-practicing certified public accountant.

NBT BANCORP BOARD OF DIRECTORS

Daryl R. Forsythe
Chairman

Martin A. Dietrich
President and CEO

Richard Chojnowski

Patricia T. Civil

Timothy E. Delaney

James H. Douglas

John C. Mitchell

Michael M. Murphy

Joseph A. Santangelo

Lowell A. Seifter

Paul M. Solomon

Robert A. Wadsworth

Jack H. Webb

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 27, 2015 with respect to the beneficial ownership of the Company’s Common Stock by: (1) each director and nominee; (2) each executive officer named in the Summary Compensation Table; and (3) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below effectively exercises sole, or shared with spouse, voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned	Options Exercisable Within 60 Days (1)	Total Beneficial Ownership of NBT Bancorp Common Stock	Percent of Shares Outstanding
Richard Chojnowski	277,570	-	277,570	*
Patricia T. Civil	19,068	4,750	23,818	*
Timothy E. Delaney	51,102	1,667	52,769	*
James H. Douglas	4,280	-	4,280	*
Daryl R. Forsythe	116,353	-	116,353	*
John C. Mitchell (2)	35,283	-	35,283	*
Michael M. Murphy	34,068	900	34,968	*
Joseph A. Santangelo (3)	81,120	6,000	87,120	*
Lowell A. Seifter	37,992	-	37,992	*
Paul M. Solomon	65,053	-	65,053	*
Robert A. Wadsworth (4)	174,569	4,210	178,779	*
Jack H. Webb	108,693	-	108,693	*
Martin A. Dietrich	214,708	182,111	396,819	*
Michael J. Chewens	59,306	38,000	97,306	*
David E. Raven	58,151	72,000	130,151	*
Jeffrey M. Levy	47,884	52,500	100,384	*
Timothy L. Brenner	28,232	-	28,232	*

As of February 27, 2015, all directors and executive officers listed above as a group (17 persons) beneficially owned 1,775,573 , or 4.04%, of total shares outstanding, including shares owned by spouses, certain relatives and trusts, as to which beneficial ownership may be disclaimed, and options exercisable within 60 days of February 27, 2015.

(*)	Less than one percent.

(1)	Shares under option from the NBT 2001 Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan, NBT 1993 Stock Option Plan and/or the 2008 Omnibus Incentive Plan, which are exercisable within 60 days of February 27, 2015.

(2)	Includes 1,800 shares held by a trust for which Mr. Mitchell has investment discretion, but not voting discretion. Does not include 2,000 shares owned by The Adelbert L. Button Charitable Foundation, for which Mr. Mitchell serves as a trustee, but for which all investment and disposition discretion over the shares has been granted to NBT Bank, N.A., as trustee.

(3)	Includes 65,813 shares held by Arkell Hall Foundation Inc. of which Mr. Santangelo is President and CEO and shares investment and voting powers with that foundation’s Board of Trustees.

(4)	Includes 164,041 shares held by Preferred Mutual Insurance Company of which Mr. Wadsworth is Chairman of the Board.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 27, 2015, except as indicated below, with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the common stock. As of February 27, 2015, the Company had 43,980,796 outstanding shares of common stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
BlackRock, Inc.	3,892,568	(2)	8.85%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	2,873,203	(3)	6.53%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act with respect to holdings of the Company’s common stock as of December 31, 2014. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 27, 2015. As used herein, "voting power" includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	BlackRock, Inc. reported that it has sole dispositive and sole voting power over 3,892,568 shares of Company common stock as of December 31, 2014, or 8.9% of Company shares outstanding as of such date.

(3)	The Vanguard Group, Inc. reported that it has sole dispositive and voting power over 2,819,331 shares and shared dispositive and voting power over 53,872 shares of NBT common stock as of December 31, 2014, or an aggregate of 6.57% of Company shares outstanding as of such date.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Messrs. Dietrich and Webb, meet the standards of independence set forth by the NASDAQ Stock Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Party Transactions" found on page 47. Mr. Dietrich is not independent because he is the President and Chief Executive Officer of the Company. Mr. Webb is not independent because he is Executive Vice President of Strategic Support for the Company.

The independent members of the Board meet at least twice annually in an executive session where non-independent directors and management are excused. Lead independent director John Mitchell, who serves as chairman of the Compensation and Benefits Committee, currently chairs these executive sessions.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors. The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp. com/bncp/corporategov.html .

 Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815. Any such communication must state the name of the shareholder and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate. At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available on request.

The Board’s Role in Risk Oversight

The Board of Directors, together with the Audit and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, technology, internal controls, compliance, legal matters, and asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person may serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Currently, Mr. Dietrich serves as the Chief Executive Officer of the Company, while Mr. Forsythe, who is independent, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Dietrich to focus on the Company’s operations and strategy, while Mr. Forsythe, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer or other management. The Board of Directors believes it currently benefits from having an independent director, who is also a former executive officer of the Company, as its Chairman.

Director Attendance at Board Meetings and Annual Meetings

During 2014, the Board held four meetings. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period that the individual served; and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served. In addition, directors are expected to attend our annual meeting of shareholders. All directors were in attendance at the 2014 annual meeting, and we expect that all directors will be present at the 2015 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit and Risk Management Committee and Compensation and Benefits Committee. The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 5605 and that the members of the Audit and Risk Management Committee are also "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"). A table showing the members of each of these committees follows:

Director	Nominating and Corporate Governance	Audit and Risk Management	Compensation and Benefits
Richard Chojnowski	✓
Patricia T. Civil		Chair	✓
Timothy E. Delaney		✓	✓
James H. Douglas	Chair
John C. Mitchell	✓		Chair
Michael M. Murphy		✓	✓
Joseph A. Santangelo	✓
Lowell A. Seifter	✓	✓	✓
Paul M. Solomon			✓
Robert A. Wadsworth	✓	✓

A description of each of these committees follows:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws. The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the NBT Bancorp website at www.nbtbancorp.com/bncp/corporategov.html . This Committee met two times during 2014.

During the past two years, the Nominating and Corporate Governance Committee engaged in a process to evaluate our corporate governance processes against current trends.  To further this endeavor, Mr. Forsythe resigned as chair and member of the Nominating and Governance Committee to allow for the membership to consist solely of directors that have never been executives of the Company. In addition, other changes and recommendations were made to align our corporate governance process with current trends including the recommendation to have our board elected annually (see Proposal 2), prohibiting the pledging of Company shares and determining not to adopt a new poison pill following the expiration of the Company’s former poison pill in October 2014.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity, and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders. While the Board of Directors and Nominating and Corporate Governance Committee have no formal policy on board diversity, diversity is considered by the Nominating and Corporate Governance Committee in determining the qualification of and nominating persons for election to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management. In addition, in accordance with the Company’s Bylaws:

●	Every director must be a citizen of the United States;

●	Each director must own $1,000 aggregate book value of the Company’s common stock; and

●	No person shall serve as a director beyond the Company’s annual meeting following the date upon which he or she shall have attained the age of 72 years.

 When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Committee also has the authority to retain any search firm to assist in the identification of director candidates. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the President of NBT. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT within 10 days following the day on which public disclosure of the date of any annual meeting called for the election of directors is first given. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 4 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Article III, Section 4 of the Company’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name and address of such person and (ii) the principal occupation or employment of such person; and (b) as to the shareholder giving notice (i) the name and address of such shareholder, (ii) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (iii) the number of shares of the Company which are beneficially owned by such shareholder.

Audit and Risk Management Committee

The Audit and Risk Management Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. The Audit and Risk Management Committee is also responsible for overseeing the Company’s compliance with legal and regulatory requirements and the performance of the Company’s Risk Management Division. Directors on our Audit and Risk Management Committee meet the expanded independence requirements of audit committee members. In addition, our Board of Directors has determined that Ms. Civil and Mr. Seifter are "audit committee financial experts" as that term is defined in Item 407(d)(5) of Regulation S-K.

This Committee met five times in 2014. Responsibilities and duties of this Committee are discussed more fully in the Audit and Risk Management Committee Report on page 48 and in the Audit and Risk Management Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Compensation and Benefits Committee

All of the Company’s Compensation and Benefits Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee typically engages in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers. In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned, or in its January meeting of such fiscal year.

The Committee implemented several changes at the end of 2014 and the beginning of 2015 to bring our compensation and benefits program for executives more aligned with current trends.  Those changes are outlined in the Compensation Discussion and Analysis on pages 19- 20 and further discussed in detail within the Compensation Discussion and Analysis.  The Committee has engaged Pearl Meyer & Partners, LLC ("PM&P"), an international human resources consulting firm, to conduct an annual review of the Company’s executive compensation program. PM&P is charged with comparing all elements of the Company’s executive compensation program to external, objective benchmarks in order to assess the competitiveness of the Company’s total compensation.

 Two competitive markets are compared—the broader banking industry and peer group data. In addition to a competitive analysis, PM&P performs a pay for performance alignment analysis based on several relevant macro-financial metrics. These measures provide information regarding compensation paid by our competitors and the broader banking industry taking into consideration size, asset growth, earnings growth and stewardship of capital. PM&P provides the Committee with relevant market data and alternatives to consider in its executive compensation decision-making. The Committee reviews information provided by PM&P to determine the appropriate level and mix of short and long-term incentive compensation and cash and equity-based compensation.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (i) implementation of the Company’s short and long-term strategies; (ii) financial and operating performance; (iii) management development; (iv) customer service; and (v) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry. The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s pension plan, 401(k) & ESOP plan, the directors’ and officers’ stock plans as well as the 2008 Omnibus Incentive Plan (the "Omnibus Plan"). Pursuant to the terms of the Company’s Omnibus Plan, the Committee may delegate its authority to grant awards to nonexecutive officers under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Dietrich. A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Committee met three times in 2014.

Policy on Recovery of Awards

Incentive Compensation Clawback Policy

In the event of a restatement of incorrect financial results, the Company’s Compensation and Benefits Committee (the "Committee") will review all cash and equity incentive awards made under the Company’s 2008 Omnibus Incentive Plan (the "Omnibus Plan") that were paid or awarded to executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) for performance periods beginning on and after January 1, 2012, which occur during the restatement period. If any such awards would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the awards in excess of the awards that would have been paid based on the restated financial results.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct with regard to any financial reporting requirement under applicable securities laws, the individuals subject to the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 and any other employee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance. Prior to January 1, 2012, contracts for the Company’s Chief Executive Officer, its Chief Financial Officer, and the other individuals included in the Summary Compensation Table on page 32 included similar clawback clauses, as described under "Agreements with Executive Officers" beginning on page 45.

Equity Compensation Clawback Policy

The Committee may specify in an award that a grantee’s rights, payments, and benefits with respect to the award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the grantee’s provision of services to the Company, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct by the grantee that is detrimental to the business or reputation of the Company. These provisions will generally be limited to a three year look-back from the occurrence of the event that gives rise to the forfeiture.

Director Compensation

Set forth below is the fee schedule for non-executive directors as of December 31, 2014:

	Cash	Restricted Stock Units
Annual Retainer Fees
Company:

Chair	$50,000	$54,000
Director	$12,500	$13,000
NBT Bank, N.A.:
Chair	—	$11,000
Director	$12,500	$8,000
Committee Chair:
Audit and Risk Management	$10,000	—
All Other Committees	$5,000	—
Affiliate Board Member	$1,000	—
Fee per Board Meeting	$1,000	—
Fee per Committee Meeting	$800	—

The restricted stock unit awards in 2014 were issued pursuant to the Omnibus Plan. The restricted stock units awarded to the non-employee directors vest one-third annually beginning on the first anniversary of the grant date.

Mr. Forsythe serves as the Company’s Chairman under an agreement that was entered into in 2003, when he was also serving as the Company’s President and CEO. Pursuant to this agreement, which commenced January 1, 2006 and continues for as long as Mr. Forsythe is a member of the Board of Directors, he will serve as Chairman of the Company. In addition to the fees set forth above, pursuant to his agreement, Mr. Forsythe is also entitled to be reimbursed for dues and assessments (including initiation fees) incurred in relation to his country club membership. Mr. Forsythe has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or NBT Bank. Under the agreement, during the term of his tenure and for the one year non-compete agreement with the Company, Mr. Forsythe may not disclose confidential information about the Company or its subsidiaries to any other person or entity.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (1) (2) (3)	Stock Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($) (5)	Total ($)
Daryl R. Forsythe	81,000	60,422	-	-	12,459	153,881
Richard Chojnowski	42,200	19,532	-	-	4,675	66,407
Patricia T. Civil	59,200	19,532	12,198	986	2,111	94,027
Timothy E. Delaney	46,600	19,532	-	5,236	560	71,928
James H. Douglas	45,400	19,532	-	-	-	64,932
John C. Mitchell	50,200	19,532	-	-	4,972	74,704
Michael M. Murphy	49,200	19,532	-	-	4,972	73,704
Joseph A. Santangelo	49,400	19,532	-	947	2,251	72,130
Lowell A. Seifter	43,600	19,532	-	-	12,763	75,895
Paul M. Solomon	41,200	19,532	-	-	20,461	81,193
Robert A. Wadsworth	47,600	19,532	-	17,524	1,079	85,735

(1)	Includes all fees earned during the fiscal year whether such fees were paid currently or deferred.

(2)	The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The director restricted stock unit awards granted for fiscal year ending December 31, 2014, were issued as of May 1, 2014, and the per share fair market value was $20.98. Assumptions used in the calculation of these amounts are materially consistent with those that are included in footnote 14 to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K.

(3)	The aggregate number of outstanding awards as of December 31, 2014, is as follows (no non-employee director held unexercisable options as of such date):

Name	Unvested Stock Units	Options Exercisable
Daryl R. Forsythe	6,139	-
Richard Chojnowski	1,985	-
Patricia T. Civil	1,985	4,750
Timothy E. Delaney	1,985	1,667
James H. Douglas	1,985	-
John C. Mitchell	1,985	-
Michael M. Murphy	1,985	900
Joseph A. Santangelo	1,985	6,000
Lowell A. Seifter	1,754	-
Paul M. Solomon	1,754	-
Robert A. Wadsworth	1,985	4,210

(4)	Figures in the change in pension value and nonqualified deferred compensation earnings represent earnings for the fiscal year ending December 31, 2014, on deferred directors’ fees under a nonqualified deferred compensation plan.

(5)	All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan and the Omnibus Plan for all non-employee directors totaling $12,687; health and/or dental/vision insurance offered through the Company for seven active Directors, the Company’s associated premium costs totaled $15,587; and $4,806 for the value of split dollar life insurance premiums paid during the 2014 fiscal year on behalf of Mr. Forsythe. Messrs. Seifter and Solomon’s compensation includes dividends paid through the Alliance Financial Corp. Deferred Compensation Plan.

Named Executive Officers of NBT Bancorp Inc.

The following table sets forth certain information for the Named Executive Officers (“NEO’s”) of NBT Bancorp Inc.

Name	Age at December 31, 2014	Positions Held with NBT and NBT Bank
Martin A. Dietrich	59	President and Chief Executive Officer

Michael J. Chewens	53	Senior Executive Vice President and Chief Financial Officer

David E. Raven	52	Executive Vice President, President of Retail Banking and President of Pennsylvania

Jeffrey M. Levy	53	Executive Vice President and President of Commercial Banking

Timothy L. Brenner	58	Executive Vice President and President of Wealth Management

Biographical information regarding the Named Executive Officers is set forth below. Information regarding Mr. Dietrich can be found under the section Board Nominees with Terms Ending in 2015 found on page 5.

Michael J. Chewens has been Senior Executive Vice President and Chief Financial Officer of NBT and NBT Bank since January 2002. He was Executive Vice President and Chief Financial Officer of same from 1999 to 2001. He was also Corporate Secretary of NBT and NBT Bank from December 2000 to April 2010.

David E. Raven has been Executive Vice President for NBT and President of Retail Banking for NBT Bank since July 2006.  He was President of Pennstar Bank, a Division of NBT Bank from 2005, until the rebranding of Pennstar Bank to NBT Bank in March 2014, at which point this portion of Mr. Raven’s title was updated to President of Pennsylvania. Prior to that, Mr. Raven was President and Chief Operating Officer of the Pennstar Bank Division from August 2000 to 2005 and Senior Vice President of Sales and Administration from September 1999 through August 2000.

Jeffrey M. Levy has been Executive Vice President for NBT and President of Commercial Banking for NBT Bank since December 2006. He joined NBT in August 2005 as Capital Region President. Prior to joining NBT, Mr. Levy was Manager of New York State Government Banking at M&T Bank from January 2004 to August 2005 and President of the Capital District, Commercial Banking at M&T Bank from January 2001 to December 2003.

Timothy L. Brenner has been Executive Vice President for NBT and President of Wealth Management for NBT Bank since March 2012. Prior to that, Mr. Brenner was Senior Vice President, M&T Investment Group. In this role he managed the multi-state Institutional Services (Employee Benefits, Institutional Investment Management Custody, Corporate Trust, Investment Advisory Services, and Property & Casualty Insurance) division. He was also President of the MTB Funds and M&T Life Insurance Company. Previously, he was also Partner at Vivacqua and Company, an independent financial services and insurance agency.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities. Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2014 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis with the exception of transactions reported in filings made on behalf of Mr. Brenner on April 1, 2014 and Mr. Douglas on February 17, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the Company’s executive compensation philosophy, guidelines and programs, and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The discussion and analysis is presented to give our shareholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components. For a full understanding of the information presented, consider the following narrative discussion together with the information in the tables below including the narratives and footnotes that accompany the tables, as well as the Compensation and Benefits Committee Report included in this Proxy Statement. The NEOs for the fiscal year 2014 are:

•	Martin A. Dietrich, President and Chief Executive Officer (“CEO”)
•	Michael J. Chewens, Senior Executive Vice President and Chief Financial Officer (“CFO”)
•	David E. Raven, Executive Vice President, President of Retail Banking and President of Pennsylvania
•	Jeffrey M. Levy, Executive Vice President and President of Commercial Banking
•	Timothy L. Brenner, Executive Vice President and President of Wealth Management

Executive Summary

Our successful financial and operational performance during 2014 resulted from our management team’s focus on our immediate near term objectives and long term strategy.  The executive compensation program in place is designed to support the team’s efforts by rewarding them for making decisions that lead to consistent results and an outstanding investment for our shareholders.

2014 Business Highlights

    Despite continued challenges in the financial services industry, we exceeded our financial plan in 2014 to include reaching our second highest level of core diluted earnings per share in the Company’s 158 year history ($1.71).  In addition, core net income increased by 8.5% over 2013 while core return on average assets (“ROAA”) increased by 2%.  Return on average tangible common equity (“ROATCE”) decreased slightly while maintaining a level that exceeds our peer group.  When reviewing composite measures (Core ROAA, Core ROATCE, nonperforming assets (“NPA”) to total assets, efficiency ratio, and net interest margin) we are above the 90th percentile for our peer banks and have exceeded the 75th percentile of the peer group (defined on page 22) for the last three years.  Key financial highlights are shown below.

Performance Metric	2014	2013	2012
Core Net Income ($ Millions)	$75.8	$69.9	$54.8
Core Diluted EPS	$1.71	$1.65	$1.63
Core ROAA	0.98%	0.96%	0.93%
Core ROATCE	14.03%	14.76%	14.20%
Net Interest Margin	3.61%	3.66%	3.86%
NPA to Total Assets	0.64%	0.74%	0.73%

Executive Compensation Program Changes and Events

We continue to be focused on improving the alignment of our compensation plans with our business objectives, performance, shareholder interests, and the practices of our peers.  We also considered the 58.6% non-binding advisory basis approval vote of our shareholders at the annual meeting on May 6, 2014 in making the following refinements for 2015.

What Has Changed	How It’s Changed	The Rationale for Change
Annual Short-Term Incentive Plan
•  CEO target reduced from 90% to 80%
•  Added ROAA as a new measure for all NEOs plus an Individual Performance measure for the CEO
•  Established 2015 performance target at a level that exceeds analysts’ consensus
• Brings target payout further in line with market • Creates balanced measures in the annual plan • Establishes challenging performance and payout targets
Long-Term Equity Retention and Performance Plan
•  Eliminated EPS as a measure, leaving ROATCE as the sole measure for the Performance award
•  Retention award vesting schedule changed to five years, 20% per year, from a four year schedule with first year 40% vesting
•  Individual performance measure added to the Performance award (was previously only on the Retention award)

•  Removing measure (EPS) that overlaps with annual short-term incentive plan and retaining a measure (ROATCE) that is typically considered a long-term indicator of performance
•  Desire to include individual performance in both portions of the plan
•  Distribute shares in equal annual segments versus front-loading

Change In Control ("CIC")	• Double trigger (previously was a single trigger) • Severance calculation changed to include three-year average incentive (previously utilized maximum incentive target as calculation)
•  It is more appropriate to trigger a CIC in the event of both the CIC and termination and not just upon the CIC alone
•   Prefer to deliver a bonus payout amount that is comparable to an average historical payout versus a maximum target amount

Non-CEO Supplemental Executive Retirement Plans ("SERPs")	• The previous replacement income guarantee of 50% was frozen at the executive’s current earned calculation	• Reduce future SERP benefit costs of the Company and alignment with market
Stock Ownership
•  Ownership guidelines were amended to be based upon a multiple of salary (3.0x salary for CEO and 1.5x for other NEOs) and included a retention requirement for vesting of restricted stock if ownership guidelines are not met
• Improve alignment with shareholder interests

As a result of 2014 performance and with consideration for the structural changes described above, we made the following decisions regarding compensation during 2014 and for the upcoming 2015 performance year.

Base Salaries
•	Mr. Dietrich’s base salary increased by 7% and 14.8% in 2014 and 2015 respectively (see total direct compensation changes in table on the following page).
•	Other NEOs’ base salary increased by an average of 3.25% and 2.75% in 2014 and 2015, respectively.
Annual Incentives
•	2014 EPS budget was exceeded resulting in the Executive Incentive Compensation Plan (“EICP”) funding at 112.5% with adjustments for individual performance.
Long-Term Incentives
•	2014 EPS budget was exceeded and ROTCE performance exceeded the peer group median resulting in awards funded at 120% of target.

Year-over-year results of the compensation changes are shown below:

Named Executive	2014 Base Pay Increase	2015 Base Pay Increase	2013 EICP Payout as % of Target (Paid in 2014)	2014 EICP Payout as % of Target (Paid in 2015)	2013 Long-Term Payout as % of Target	2014 Long-Term Payout as % of Target
Martin Dietrich	7%	14.8%	100%	112.5%	100%	120%
Michael J. Chewens	4%	3%	100%	112.5%	100%	120%
David E. Raven	2%	2%	93%	106.1%	100%	120%
Jeffrey M. Levy	3%	3%	95%	103.3%	100%	120%
Timothy L. Brenner	4%	3%	98%	110.6%	100%	120%

Changes were made to Mr. Dietrich’s targeted compensation levels that result in a percentage increase in Total Direct Compensation of approximately 3%, which is consistent with market practices and with the adjustments provided to the other NEOs.

Mr. Dietrich	Base Salary	EICP % of Salary / $ Award		Long-Term Incentive $ of Salary / $ Award		Potential Total Direct Compensation	Variance
2014	$675,000	90%	$607,500	100%	$675,000	$1,957,500	----
2015	$775,000	80%	$620,000	80%	$620,000	$2,015,000	2.9%

Springstone Incentive Award

In January 2014, the Compensation and Benefits Committee approved the introduction of a special performance award for the potential sale of the Company’s equity investment in Springstone Financial LLC.  The plan was designed to recognize the successful completion of the sale and to reward employees deemed integral to the oversight of the Springstone investment.  The Company completed a successful sale of its position in Springstone on April 17, 2014 and funded a one-time incentive pool equal to $360,000 for the NEOs that was distributed under the oversight and approval of the Committee.  Details are presented later in this discussion.

 Corporate Governance Highlights

We maintain important corporate governance policies and practices that promote sound and effective corporate governance.
•	Our NEOs and directors are currently in compliance with a robust stock ownership policy.
•	Our insider trading policy prohibits our NEOs, directors and all employees from engaging in hedging and pledging (except to the extent grandfathered) transactions with Company stock.
•	In the event the Company restates its financial results, our incentive compensation clawback policy allows our Board to recoup any excess incentive compensation paid to our NEOs upon which an award is based due to fraud, intentional misconduct or gross negligence.
•	Our equity awards reward performance and vest over a three to five-year time horizon to ensure sustainable performance and sound risk management.
•	We annually conduct a risk assessment of all of our incentive compensation plans and the Committee reviews the assessment to ensure the incentive compensation programs discourage inappropriate risk taking.
•	Eleven of thirteen directors are independent.
•	100% of the Nominating and Corporate Governance, Compensation and Benefits and Audit and Risk Committee members are independent.
•	Our Chief Executive Officer and Chairman of the Board are separate individuals.
•	In 2015, the Board of Directors has recommended a charter and bylaw amendment to provide for an annual vote of shareholders to elect directors (see Proposal 2).
•	We have a Code of Ethics that is administered by the Audit and Risk Management Committee which includes an annual training program.

Compensation Philosophy

The ultimate goal of our compensation philosophy is to create long-term shareholder value by rewarding performance that furthers the strategic goals and growth of the Company.  At the same time, the Compensation and Benefits Committee seeks to maintain an executive compensation program that is competitive with comparably-sized financial institutions.  The Committee regularly reviews the compensation components in order to ensure that, as a whole, they conform with the Company’s guiding principles and policies relating to compensation.

The primary objectives of the Company’s executive compensation program are:

•	To attract and retain talented senior executives;
•	To align executive compensation with our overall business strategies, values, and shareholder interests; and
•	To motivate senior executives by rewarding them for outstanding corporate and individual performance

The following philosophy underlies the Company’s executive compensation program:

•	Executive compensation should be closely aligned with both short-term and long-term shareholder interests;
•	Executive compensation should appropriately reflect performance related to the achievement of corporate and individual goals;
•	Executives should be required to build and maintain significant equity investments in the Company; and
•	Executive compensation should be determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

Setting Executive Compensation

The Compensation and Benefits Committee operates under a written charter that establishes its responsibilities.  A copy of the Compensation and Benefits Committee Charter can be found on the Company’s website at www.nbtbancorp.com.  The Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Committee’s expected role.  Under the charter, the Committee is charged with general responsibility for the oversight and administration of the Company compensation program.  The charter gives the Committee the sole responsibility for determining the compensation of the chief executive officer based on the Committee’s evaluation of his performance.  The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

The Committee annually conducts a self-assessment of its overall performance and regularly engages in education events either through its independent consultant or through attendance at banking industry events.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2014, the Compensation Committee retained the services of Pearl Meyer & Partners LLC ("PM&P"), an independent compensation consulting firm, to perform a competitive assessment of the Company’s executive compensation programs. The annual executive compensation assessment includes, but is not limited to, an assessment of Company’s compensation program compared to its peers, recommendations for total direct compensation opportunities (base salary, cash incentives and long-term incentives), an assessment of the Company’s financial performance relative to its peers, and a review of the alignment of pay and performance. The annual executive compensation assessments provides the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, PM&P advises the Compensation Committee on best practices in light of the changes in the bank regulatory environment and assists the Compensation Committee in designing compensation arrangements that reflect the Company’s compensation philosophy. In 2014, PM&P assisted the Compensation Committee in developing a peer group for the purpose of providing the Company with a basis for comparing its compensation against the compensation arrangements provided by other similarly-situated financial institutions.  In addition, PM&P assisted the Committee with program refinements to continue alignment with Company and shareholder expectations.

 A representative from PM&P attends the Compensation Committee meetings upon request for the purpose of reviewing compensation data with the Company and participating in general discussions on compensation for the named executive officers. While the Compensation Committee considers input from PM&P when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

PM&P reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of PM&P as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P’s total revenue; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by PM&P.  The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants to the Company has not created any conflict of interest.

Benchmarking

The compensation review process entailed the use of survey data and peer group information prepared and presented by PM&P to the Committee. In addition, members of the Committee also availed themselves of the opportunity to talk with PM&P directly about the data. Generally, the Committee focused on the Total Cash and Total Direct Compensation levels of senior executive positions of companies in the financial industry with total assets ranging from $4 - $15 billion. The peer group used as reference for total direct compensation and financial performance comparisons consists of community-based banking organizations in the Northeast and in the Midwest with assets between $4 billion and $15 billion (approximately 0.5x – 2x of the Company’s asset size), operating in a market similar to the Company’s and competing for comparable executive talent.  In 2014, the peer group consisted of the following companies:

Berkshire Hills Bancorp, Inc.	National Penn Bancshares, Inc.
Brookline Bancorp, Inc.	Northwest Bancshares, Inc.
Community Bank System, Inc.	Old National Bancorp
F. N. B. Corporation	Park National Corporation
First Commonwealth Financial Corporation	PrivateBancorp, Inc.
First Midwest Bancorp, Inc.	Provident Financial Services, Inc.
Flagstar Bancorp, Inc.	S&T Bancorp, Inc.
Flushing Financial Corporation	Tompkins Financial Corporation
Independent Bank Corp.	TrustCo Bank Corp. NY
MB Financial, Inc.

The Committee generally sets total direct compensation (base salary, annual incentive and long-term incentive opportunity) for the NEOs at levels that are between the median and the 75th percentile of the peer group. The December 2014 study conducted by PM&P found that aggregate compensation is consistent with this approach and falls between the 50th and 75th percentiles.  A discussion of the individual components of the Company’s executive compensation program follows below.

Pay for Performance

At the request of the Compensation Committee, PM&P conducts regular analyses to monitor pay and performance alignment (both financial and operational), particularly with regards to the Chief Executive Officer.  The goal is to use this information proactively to set appropriate pay opportunity ranges and retroactively to assess the actual pay delivered based on performance.

The 2014 study revealed that the Company’s CEO and top five executives (combined, including CEO) Total Direct Compensation (TDC) is aligned with operational performance using a composite of five key metrics (ROAA, ROATE, NPA/Adjusted Assets, Efficiency Ratio, and Net Interest Margin).  The table below indicates the percentile rankings for the Company in one-year and three-year average performance periods as of year-end 2013, and TDC, versus the peer group.  This analysis informed the Committee of the Company’s pay and performance alignment.

	For This Level of Performance…		…TDC Was At This Percentile of the Peer Group
	Composite Measures	Total Shareholder Return
One-Year Performance	76th percentile	32nd percentile	65th percentile
Three-Year Performance	94th percentile	6th percentile

The Committee reviewed the analysis and concluded that there has been a strong link between the Company’s performance and executive Total Direct Compensation across a composite group of measures.  Structural plan design changes mentioned earlier have been implemented to strengthen the Total Shareholder Return (“TSR”) and compensation alignment to the extent possible through compensation plan design refinements.

Executive Compensation Program Components

The Company’s executive compensation program encompasses factors such as the executive’s position and responsibilities and reflects an appropriate pay mix. The table below sets forth the components of the Company’s executive compensation program, the component’s function related to total compensation, and identifies the tables that provide detailed information about each component.

Compensation Component	Description	Purpose	Detailed Information
Base Salary	• Pay to recognize executive's role, responsibilities, skills, experience, individual achievements and NBT performance.	• To provide competitive and fair fixed compensation.	•Summary Compensation Table
Executive Incentive Compensation Plan (a component of the 2008 Omnibus Incentive Plan)	• Annual cash rewards for achievement of pre-determined level of Earnings Per Share, ROAA (2015) and individual goals.
•  To provide market competitive compensation.
•  To motivate and reward executives for achieving annual Company, department and individual goals which support our long-term strategic plan.
•  To encourage executives to make a significant personal contribution to the Company's success.
•Summary Compensation Table •Grants of Plan-Based Awards Table
Equity Awards Under the 2008 Omnibus Incentive Plan
•  Performance-based restricted stock units earned over a designated performance period and subject to Company performance.
•  Time-vesting restricted stock units granted based on individual performance and earned over a designated time-period.

•  To strengthen pay for performance relationship by increasing the weighting of performance-based equity compensation.
•  To align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top talent.
• Summary Compensation Table • Grants of Plan-Based Awards Table • Outstanding Equity Awards at Fiscal Year-End Table • Option Exercises and Stock Vested Table
Retirement Benefits
•  NEOs participate in Company-wide tax-qualified plans including: a defined benefit pension plan and a 401(k) ESOP defined contribution plan.
•  Certain NEOs participate in a nonqualified Supplemental Executive Retirement Plan ("SERP").
		• To provide market competitive and reasonable retirement benefits as well as financial security for retirement. • To enhance Company's ability to attract and retain the executives.	• Summary Compensation Table • Pension Benefits Table • Nonqualified Deferred Compensation Table
Perquisites and Other Personal Benefits	• Benefits may include automobiles, life and disability insurance, long-term care insurance and club dues. Eligibility for each perquisite varies depending on the position of the NEO.	• These benefits are intended to attract and retain superior executive employees and foster continuity in executive leadership.	• Summary Compensation Table
Termination and Severance Pay	• NEOs have employment agreements providing post-termination severance compensation under certain scenarios, including change in control.	• Employment agreements assist in attracting and retaining the NEOs and minimize the impact on executives when exploring or executing strategic change in control opportunities.	• Potential Payments Upon Termination or Change in Control Table

Base Salary

The Committee reviews executive base salaries annually. Base salary is the only fixed portion of compensation for salaried employees of the Company, including the NEOs. It provides the NEOs financial certainty. The Company has entered into employment agreements with each NEO providing for a minimum base salary, subject to annual adjustments upon the Committee approval.

In 2014, the Committee determined the base salaries of the NEOs based on the Company’s guiding principles and policies and competitive market. Excluding the CEO, the Committee approved an average of 2.7% base salary increase for NEOs in order to maintain market competitive base salaries and recognize their performance and contribution.  As discussed earlier in the corporate performance summary, below are the base salaries for the NEOs for 2014 and 2015.

Named Executives	2014 Base Pay	2015 Base Pay
Martin Dietrich	$675,000	$775,000
Michael J. Chewens	$433,600	$446,600
David E. Raven	$413,100	$421,400
Jeffrey M. Levy	$423,300	$436,000
Timothy L. Brenner	$321,400	$331,000

Variable Compensation

In addition to fixed base salaries, the Company provides cash and equity-based incentive compensation. The incentive compensation varies in amount depending on the factors discussed below and is designed to promote superior performance and achievement of corporate goals, to encourage the growth of shareholder value, and to share the long-term growth and profitability of the Company with key employees.

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (the "EICP") is a component of the 2008 Omnibus Incentive Plan (the "Omnibus Plan"), a shareholder-approved incentive plan authorizing several forms of cash and equity based incentive compensation.

The EICP is a short-term cash incentive plan that directly ties annual cash awards to the Company’s performance as measured by diluted earnings per share, or EPS, as well as individual performance objectives. A third measure of ROAA will be included in the plan for 2015. EICP awards are defined as a percentage of salary and weighted between corporate goals and individual performance objectives reflecting each executive’s role and responsibilities. If the threshold EPS goal is not achieved, no awards will be paid. When determining the payouts under the EICP, the Committee may objectively adjust the reported performance results considering any of the following events that occur during a performance period: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (b) any reorganization and restructuring programs, and (c) acquisitions or divestitures activity and related expenses.

At the beginning of each year, the Committee decides whether to provide incentive opportunities under the EICP and sets the EPS target levels that will determine year-end payout. The Committee approves the group of employees eligible to participate for that year.  The Company continues to navigate through the current low interest rate environment and combat negative pressure on earnings driven by net interest margin compression.  The Company has successfully counteracted the impact of net interest margin compression on our earnings since 2008 through both our organic growth initiatives and acquisitions.  The EPS target level for 2014 was set at $1.60, a 6% increase from 2013 target levels but 3% less than 2013 core EPS results.  The Company set the 2014 target level lower than 2013 core results primarily due to continued expected net interest margin compression challenging earnings levels. For 2015, the EICP EPS target level has been established at a level higher than 2014 actual core results and analysts’ consensus as management expects continued net interest margin compression but to a lesser extent than in the past few years.

In addition to the EPS quantitative performance target (and ROAA in 2015), the Committee approves individual performance objectives as a component of the overall payout for each of the NEOs, other than the CEO. The CEO’s 2014 award under the EICP was based entirely on corporate performance goals with no individual component. In 2015, the CEO’s EICP award will include an individual performance component.  The CEO provides input for the individual performance objectives for the other NEOs. Each NEO may have several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan. Objectives more critical to the Company are given more significant weight than other objectives.

The following table depicts the corporate component and total individual performance objectives component weightings for the NEOs for fiscal year 2014. For ease of reference here and in the potential payout table below, the CEO is referred to as Executive Level A and Messrs. Chewens, Raven, Levy and Brenner are referred to as Executive Level B.

Executive Level	Named Executive Officer	Corporate Component	Individual Component	Total
Level A	Mr. Dietrich	100%	0%	100%
Level B	Messrs. Chewens, Raven, Levy and Brenner	66%	34%	100%

At the beginning of 2014, the Committee reviewed the current economic and financial constraints the Company would face and made two changes to the 2014 plan: 1) the target incentive opportunities were reduced by 10% (CEO 100% to 90% and other NEOs 47% to 42.3%); as described earlier, the CEO target will be reduced to 80% in 2015; and 2) the maximum payout opportunities were reduced from 200% of the target to 150% of the target. This was done to mitigate excessive risk and keep in alignment with the overall performance expected by the Company in 2014.  The Company’s core diluted EPS of $1.71 was 107% of target EPS performance of $1.60. Based on these results, and in accordance with the plan, the portion of the award that is based on the corporate component was payable to each of the NEOs at the payout level representing achievement of 106.25% of target EPS in 2014 (Level 4 in the table below) (assuming 100% achievement of individual performance objectives for NEOs other than the CEO).

The following table depicts the range of potential payouts to the NEOs under the EICP for 2014 as a percentage of base salary, based upon 100% achievement of individual performance objectives and attainment of corporate EPS goals.

EICP Payout Level	% of EPS Target	Executive Level A Potential Payouts (% of base salary)	Executive Level B Potential Total Payouts: Individual and Corporate Components (% of base salary)
Level 1	90.00%	45.00%	21.20%
Level 2	95.00%	67.50%	31.70%
Level 3 Target	100.00%	90.00%	42.30%
Level 4	106.25%	101.25%	47.59%
Level 5	113.13%	112.50%	52.88%
Level 6	120.00%	135.00%	63.50%

Except for the CEO, each NEO’s individual performance achievement is evaluated against the predefined goals at year-end. The total result of each executive’s performance objectives plus the respective achieved corporate earnings percentage are combined and multiplied by base salary to derive the total payout.

The CEO’s performance is determined by corporate earnings; however, the Compensation Committee has discretion to reduce the amount of the award based on individual performance goals established by the Compensation Committee.  In 2014, these goals included the transition of Springstone, accelerating the New England strategy with Maine expansion, maintaining strong regulatory ratings, enhancing top-line growth, cultivating investor relations and reducing our cost structure.  In 2014, the Committee determined Mr. Dietrich met all the measures and the amount of his award was not reduced.

The remaining NEOs’ individual performance goals are aligned with the Company’s strategic focus areas. For the 2014 performance year, the Committee set the following individual performance objectives and the resulting payout percentage for the NEOs:

●	Mr. Chewens, Senior Executive Vice President and Chief Financial Officer. Mr. Chewens’ individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure and strategies to invest in our human capital. Mr. Chewens achieved his goals of providing leadership and mentoring to the acquisition and development of key personnel, assessing and implementing changes to the corporate executive agreements and compensation programs to align them with corporate performance and best practices, assessing and implementing best practices to provide meaningful information as it relates to shareholder interests, developing a comprehensive strategy for capital planning stress testing program and enhancing profitability tools for use within the Company. These achievements resulted in his earning 112.5% of his target incentive pay which was his full potential payout.

●	Mr. Raven, President of Retail Banking. Mr. Raven’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth and core deposit strategy and furthering the Company’s value proposition. Mr. Raven achieved the majority of his goals of increasing demand deposit growth; achieving certain expense reductions including the implementation of a data collection and scheduling system in the branch network and integrating the Pennstar market brand into the NBT brand; and fulfilling internal and external customer service satisfaction initiatives. This resulted in Mr. Raven earning 106.1% out of 112.5% of his target incentive.

●	Mr. Levy, President of Commercial Banking. Mr. Levy’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth and enhancement of core deposit growth and personal leadership development. Mr. Levy achieved his goals relating to establishing an effective process for sales management activities, asset quality, and commercial revenue growth. He achieved the majority of his goals relating to business banking revenue goals. He did not achieve his budgeted core deposit growth goal. These achievements, combined with his performance in certain administrative matters applicable to all NEOs, resulted in his earning 103.3% out of 112.5% of his target incentive.

●	Mr. Brenner, President of Wealth Management. Mr. Brenner’s individual performance objectives were aligned with the Company’s strategic focus areas of enhancing relevant noninterest income business lines in order to reduce dependency on interest income, develop and retain our human capital and furthering the Company’s value proposition. Specifically, Mr. Brenner’s achieved his goals of providing leadership in the continued transformation of the Wealth Management Division, fulfilling certain expense management initiatives and meeting his revenue growth goal. Mr. Brenner achieved the majority of his goals in developing a strategy for a lead management process and for the accomplishment of overall wealth financial targets. These achievements earned Mr. Brenner 110.6% out of 112.5% of his target incentive.

The Committee considered such results together with the corporate component results in determining awards under the EICP as follows:

Named Executive Officer	2014 Target Incentive ($)	Actual Performance Achievement (% of Target)	2014 Incentive Earned ($)	Springstone Incentive Earned ($)
Mr. Dietrich	607,500	112.5	683,438	200,000
Mr. Chewens	183,413	112.5	206,350	100,000
Mr. Raven	174,741	106.1	185,456	20,000
Mr. Levy	179,056	103.3	184,998	20,000
Mr. Brenner	135,952	110.6	150,406	20,000

Omnibus Incentive Plan

Since 2008, the Omnibus Plan has been used to provide NEOs, and other eligible employees, with annual and long-term incentives in the form of cash, equity and performance-based awards. The terms and conditions governing the grant of awards under the Omnibus Plan are described below.

The Omnibus Plan replaced the Company’s 1993 Stock Option Plan, the Performance Share Plan, the Non-Employee Directors Restricted and Deferred Stock Plan, Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and the 2006 Non-Executive Restricted Stock Plan.

All outstanding awards under the replaced plans remain outstanding; however, no further awards were granted pursuant to such plans after the Omnibus Plan was approved by Company shareholders at the Company’s annual meeting of shareholders held on May 6, 2008.

The elements of the Omnibus Incentive Plan, further detailed below:

Current Long-Term Incentive Plan:
Executive Long-Term Incentive and Retention Equity Awards	Two Components
	1.	Retention Units:Time-based Restricted Stock Units subject to a five-year vesting schedule, also with an Individual Performance measure in 2015
2.
Performance Units:  Performance-based Restricted Stock Units dependent upon two-year performance in relative ROTCE and Individual Performance.  Units are released one year following completion of the two-year performance period.  2014 plan also included EPS as a performance measure.  EPS is being eliminated as a measure for 2015 to avoid duplication with the EICP.

Prior Years’ Long-Term Incentive Plans Included in Equity Compensation Tables:
Performance-Based Equity Awards	Restricted Stock Units with an individual performance measure
Long-Term Incentive Awards - CEO
Stock grant for CEO covering a six-year period.  EPS goals are established at the beginning of each year and stock or units are credited over the six-year period based on performance against the EPS goals

Long-Term Incentive Awards - NEOs
Stock grant for NEOs covering a period of January 2012 to Retirement Date.EPS goals are established at the beginning of each year and stock or units are credited over the six-year period based on performance against the EPS goals

Stock Options	Nonqualified Stock Options with a five-year vesting schedule (40% year one followed by 20% increments) with an automatic reload. Options have not been granted since 2011.

Executive Long-Term Incentive and Retention Equity Awards

In January 2014, the Committee granted Long-Term Incentive and Retention Equity Awards under the Omnibus Plan. The 2014 awards (in the form of restricted stock units) are long-term, equity-based incentive awards that link executive compensation to the Company's profitability and shareholder value. The awards consist of a grant of (i) Retention Units, which are subject to a time-based vesting schedule (over four years) and a reduction, at the time of grant, based upon the grantee's achievement of individual performance factors for the 2014 calendar year; and (ii) Performance Units, which vest based on the Company's achievement of specific performance goals established on the grant date (the outcome of which is substantially uncertain on such date) over a two-year performance period. The Committee determined the number of Retention Units and Performance Units underlying the awards based on a percentage of the grantee's salary as of the grant date, which was then converted to a number of units based on the fair market value of the Company's common stock. In determining the size of the awards, the Committee considered a number of factors, including the grantee's organizational position, historical performance, prior awards, current performance and potential future contribution to the Company, as well as feedback from an independent compensation consultant on target long-term compensation levels. No dividends or dividend equivalents are paid on any unvested awards. The performance goal for each grantee with respect to the Performance Units is based on the Company's diluted EPS over the first 12 months of the two-year performance period, with a reduction based upon the quartile ranking of the Company's return on average tangible common equity against a comparative group of peer institutions over each year of the two-year performance period, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the two-year performance period (subject to acceleration upon certain terminations or a change in control).

Beginning in 2015, the performance goal for each grantee with respect to the Performance Units is based on the Company’s quartile ranking of the Company’s return on average tangible common equity against a comparative peer group in the first year and a potential reduction in the following year based upon the Company’s quartile ranking of the Company’s return on average tangible common equity against a comparative peer group.  Full vesting and payout occur following the completion of an additional one-year time-based vesting requirement after the end of the two-year performance period (subject to acceleration upon certain terminations or a change in control). In addition, the Performance Units will also include an individual performance factor.

As shown in the table below, Messrs. Dietrich, Chewens, Raven, Levy and Brenner received the following long-term noncash compensation awards under the Omnibus Plan in 2014. In granting these awards, the Committee considered market data, as well as individual performance contributing to the Company’s success.

Named Executive Officer	Retention Units (1)	Performance Units (2)
Mr. Dietrich	13,132	15,759
Mr. Chewens	4,640	5,568
Mr. Raven	3,536	5,304
Mr. Levy	4,529	5,435
Mr. Brenner	3,408	4,090

(1)	NEOs met their performance objectives with the exception of Mr. Raven. These awards vest 40% after one year and 20% annually for the following three years.

(2)	The performance units are based on meeting the EPS target threshold of 120%. The amount of the award above is subject to a potential reduction at December 31, 2015 based upon the quartile ranking of the Company's return on tangible common equity (ROTCE) against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. The following table outlines the quartile peer ranking and the corresponding adjustment factor:

ROTCE Performance Factor
Percentile Ranking	Factor
Above 50th percentile	100%
40th - 49th percentile	50%
30th - 39th percentile	25%
Below 30th percentile	0%

Prior to 2013, long-term incentive awards to the executives consisted of a grant of: i) performance-based restricted stock units; ii) Long-Term Incentive Plan Restricted Stock Units ("LTIP"); and iii) time-vested restricted stock units.

Performance-Based Equity Awards

Performance-based equity awards were granted under the Omnibus Plan. Performance share awards (in the form of restricted stock or units) were long-term, equity-based incentive awards that linked executive compensation to the Company's profitability and increased share value. The Committee established guidelines for granting awards that were based on the attainment, by the participant, of specific performance goals established at a time when the outcome of the performance goals was substantially uncertain. In setting the guidelines, the Committee considered a number of factors, including an individual's organizational position, historical performance, prior awards, current performance, and potential future contribution to the Company and recommendations from compensation consultants. The Committee established the performance period over which the achievement of applicable performance goals will be measured, the executives who may participate during any performance period, the number of performance shares or stock units that may be awarded, and the vesting period for each grant. Dividends or dividend equivalents were paid on unvested awards granted prior to 2011. No dividends or dividend equivalents are paid on unvested awards granted after 2011.

Long-Term Incentive Award

On March 22, 2010, the Committee approved a long-term performance-based equity incentive program (the "CEO LTIP") for the CEO under the Omnibus Plan to emphasize long-term results and further align the CEO’s interests with those of Company shareholders. Under the program, the CEO has the opportunity to receive shares of Company common stock at the end of a six-year performance period (January 1, 2010 to December 31, 2015). The CEO’s award account was initially set at zero shares, and shares or stock units will be added or subtracted annually over the six-year performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year. The amount to be credited for achievement of the annual diluted EPS targets, as well as the amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year. The payment of the shares or stock units in the award account at the end of the six-year performance period is subject to the CEO’s continued employment with the Company, except in the event of death,  disability, voluntary retirement after age 60 occurring after January 1, 2016 or certain significant corporate transactions. Dividends on shares from the 2010 award in the award account will be paid to the CEO on a current basis; however, no dividends will be paid on stock units in the award account. In the event that shares or units are subtracted from the total balance, the shares or units on which dividends will be paid will be adjusted using a first in, first out method.  As of December 31, 2014 the balance in the CEO LTIP was 54,500 shares.  Effective February 20, 2013, no new awards are being made under the CEO LTIP.

On January 18, 2012, the Committee approved a long-term performance-based equity incentive program, or LTIP, for the NEOs, other than the CEO, under the Omnibus Plan, to emphasize long-term results and further align the NEOs' interests with those of Company shareholders. Under the LTIP, the NEOs have the opportunity to receive shares or stock units of Company common stock at the end of a performance period (January 1, 2012 through their Retirement Date). Retirement Date means the earlier of the date the NEO reaches Normal Retirement Age or qualifies for Early Retirement under the NBT Bancorp Inc. Defined Benefit Pension Plan (the "Pension Plan") (each as such term is defined in the Pension Plan). The NEO’s award account was initially set at zero shares, and stock units will be added or subtracted annually over the performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year. Any amount to be credited for achievement of the annual diluted EPS targets, as well as any amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year. The payment of the stock units in the award account at the end of the performance period is subject to the NEO’s continued employment with the Company, except in the event of death, disability or certain significant corporate transactions. No dividends will be paid on stock units in the award account.  Effective February 20, 2013, no new awards are being made under the LTIP.

Retention Awards

The Company also granted time-vesting restricted stock units prior to 2014.  The vesting was based on a service period of four years with 40% vesting in year one and 20% vesting in years two through four.

Stock Options

Stock options have been granted under the terms of the Omnibus Plan. The Committee approved the grant of non-tax qualified options to key management employees, including the NEOs. Options, when granted, are awarded with an exercise price equal to the fair market value on the NASDAQ Stock Market on the date of the grant. Options granted by the Committee under the Omnibus Plan vest at a rate of 40% after one year, and in equal 20% increments over the next three years. Reload options vest 100% on the second anniversary of the reload grant date. Options are forfeited if the holder does not exercise them within ten years of the grant date.  As a matter of practice, the Company no longer awards options and no options have been granted since 2011 other than reloads pursuant to previously granted awards (prior to 2009).

 Retirement Plans

Defined Benefit Pension Plan

The eligible NEOs participate in the Pension Plan, which is a noncontributory, tax-qualified defined benefit pension plan. The Pension Plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the Pension Plan. The Pension Plan provides for 100% vesting after three years of qualified service. The Pension Plan has a cash balance feature, in which all of the eligible NEOs participate. The footnotes to the Pension Benefits Table on page 34, including the narrative discussion that follows such table, contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of Pension Plan benefits. Beginning January 1, 2010, participants in the Pension Plan were eligible for additional discretionary contributions to the 401(k) & Employee Stock Ownership Plan (the "401(k) Plan & ESOP") in lieu of interest credits to the cash balance portion of the pension plan.

Supplemental Retirement Benefits

Certain NEOs participate in a SERP, which is principally designed to restore benefits that would have been paid to the NEO if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Company and the respective NEO. The narrative that follows the Nonqualified Deferred Compensation table on page 39 contains a detailed description of each SERP including a description of the 2015 amendments.

401(k) Plan & Employee Stock Ownership Plan (“ESOP”)

The 401(k) Plan & ESOP is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the 401(k) Plan & ESOP. Participants in the 401(k) Plan & ESOP may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company matches 100% of the first 3% of pay contributed to the plan. Additionally, the Company can make discretionary contributions to the 401(k) Plan & ESOP based on its financial performance. All Company contributions to this retirement plan for 2013 were made in cash and vest at the rate of 20% per year with full vesting following five years of benefit service. Prior to 2013, Company contributions were made in Company stock. The NEOs participate in the 401(k) Plan & ESOP. Column (h) in the Summary Compensation Table on page 32 includes the dollar value of the stock contributed by the Company under the 401(k) Plan & ESOP to each of the NEOs prior to 2013. In addition, effective for plan years after December 31, 2009, the Company may make discretionary contributions to the 401(k) portion of the 401(k) Plan & ESOP to offset the elimination of interest credits to the Pension Plan, as described above.

Deferred Compensation Plan and Other Compensation Deferrals

The Deferred Compensation Plan allows the NEOs, and such other key employees as the Committee may approve annually, to defer some or all of their salary, commissions and/or bonus, to a future date. The Deferred Compensation Plan also permits the Company to make discretionary contributions to the accounts of eligible employees. Eligible employees are generally those employees determined to be highly-compensated employees of the Company. In addition, the Omnibus Plan permits award recipients to defer receipt of vested equity awards to a future date. Certain NEOs elected to defer compensation or received discretionary contributions under this plan as detailed in the Nonqualified Deferred Compensation table on page 39.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Committee and the Company believe are reasonable and consistent with the Company's guiding compensation principles. These benefits enable the Company to attract and retain superior employees for key positions. During 2014, these benefits included the use of Company-owned automobiles, life and disability insurance, long-term care insurance, and for certain NEOs, club memberships. For the CEO, the Company also maintains a split-dollar bank-owned life insurance policy for the benefit of the Company and the CEO. Messrs. Dietrich, Chewens, Raven, Levy and Brenner each have the use of a Company-owned automobile. Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The dollar amount of these benefits is reflected in column (i) in the Summary Compensation Table on page 32. The aggregate amounts of perquisites and other personal benefits paid to Messrs. Dietrich, Chewens, Raven, Levy and Brenner were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To more directly align their interests with shareholders' interests, the Committee maintains stock ownership guidelines for the Board of Directors and the Company's executive management team, including the NEOs. The Committee modified the guidelines in 2014 to include retention requirements for restricted stock units and revised the NEOs required ownership levels to be based on a multiple of salary. The guidelines require directors to own 5,000 shares of Company stock.  The NEOs share requirements are based upon a multiple of salary with the NEOs other than the CEO to own 1.5 times salary of Company stock, and the CEO to own 3 times salary of Company stock. Vested restricted stock units are included in an individual’s ownership for purposes of compliance with guidelines.  The executives must comply with the revised guidelines by the later of three years from the adoption of the modified policy (January 23, 2018) or five years from the date of promotion to the executive management team or election to the Board of Directors. Failure to meet the guidelines could, at the Committee's discretion, affect future equity-based awards. As of December 31, 2014, all NEOs and Directors were in compliance with the guidelines.

Hedging and Pledging Policies

All directors and employees are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Company's securities, including hedging of the Company's common stock. Beginning in 2014, the Company also prohibits any pledging of Company securities in a margin account and restricts all other pledging of any Company securities by requiring directors and employees to obtain the prior approval of the Insider Trading Compliance Officer, CEO or General Counsel before entering into any such agreement.

Risk Assessment

A formal risk assessment of the Company’s incentive compensation plans is performed annually.  A risk assessment matrix is used which considers and analyzes the following factors:

•	Type of award and who was eligible for the award;
•	Performance metrics associated with each plan;
•	Conditions of payout;
•	Party responsible for granting awards and assessing performance;
•	Potential risk features in plan design;

•	Major business risks that might be impacted by performance metrics;
•	Correlation of plan’s performance metrics to the Company's overall business objectives;
•	Consideration of internal controls present to prevent the manipulation of the budgeting process or performance outcomes;
•	Determination of the plan’s risk level as low, reasonable or excessive;
•	Plan provisions for risk mitigation; and
•	Assessment of the plan’s probability to result in adverse material risk.

The annual risk assessment is overseen by the Chief Risk Officer and reviewed annually by the Compensation Committee of the Board of Directors.

Tax and Accounting Matters

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company's CEO, and to the next four highest paid officers of the company, unless the compensation qualifies as "performance-based compensation" or falls under certain other specified exceptions under Section 162(m). Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval. Performance awards under the Omnibus Plan (and the specific arrangements thereunder providing for performance awards, such as the EICP) contain specific performance criteria and are intended to meet the performance-based compensation exception to the annual one million dollar limitation. However, while the Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company's programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

 Section 409A. Section 409A of the Internal Revenue Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee's gross income to the extent not subject to a substantial risk of forfeiture. Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity-based performance awards, and severance plans or individual severance arrangements contained within employment agreements. Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering an NEO pursuant to an employment or change in control agreement, which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise price of less than fair market value on the date of grant may subject the NEO to: (i) current income inclusion of the relevant amounts; (ii) interest at the IRS underpayment rate; and (iii) an additional 20% excise tax. The Nonqualified Deferred Compensation Table on page 36 provides detailed information about the Company's nonqualified deferred compensation arrangements.

Sections 4999 and 280G. Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain "excess parachute payments" made to "disqualified individuals." Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) equal or exceed three times the individual's "base amount," they constitute "excess parachute payments" to the extent they exceed one times the individual's base amount.

The Company has entered into employment agreements with each of Messrs. Dietrich, Chewens, Raven, Levy and Brenner which provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net after-tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an "excess parachute payment."

Accounting Considerations. The Committee is informed of the financial statement implications of the components of the compensation program for NEOs. However, a compensation component's contribution to the objectives of the Company's compensation program and its projected economic cost, which may or may not be reflected on the Company's financial statements, are the main elements of NEO compensation decisions.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by each of the NEOs for each of the last three completed fiscal years. The compensation received by each NEO was a combination of cash and equity compensation and long-term and short-term compensation. The Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each NEO's responsibilities and performance.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Martin A. Dietrich	2014	675,000	681,854	7,171	883,438	2,270,677	83,589	4,601,729
President and	2013	630,000	567,456	-	567,000	-	72,614	1,837,070
Chief Executive Officer	2012	600,000	664,873	-	600,000	1,572,143	82,838	3,519,854
Michael J. Chewens	2014	433,600	240,918	-	306,350	299,787	29,096	1,309,751
Senior Executive Vice President	2013	416,850	206,505	-	176,328	75,739	30,315	905,737
and Chief Financial Officer	2012	397,000	229,277	-	186,590	209,865	36,436	1,059,168
David E. Raven	2014	413,100	208,323	-	205,456	425,977	22,807	1,275,663
Executive Vice President, President	2013	404,940	175,109	-	159,870	-	26,542	766,461
of Retail Banking and President of Pennsylvania	2012	397,000	229,277	-	176,427	293,551	38,117	1,134,372
Jeffrey M. Levy	2014	423,300	235,159	-	204,998	484,492	27,487	1,375,436
Executive Vice President and	2013	410,895	203,613	-	165,118	72,160	48,587	900,373
President of Commercial Banking	2012	397,000	229,277	-	176,657	379,304	49,593	1,231,831
Timothy L. Brenner (7)	2014	321,400	228,485	-	170,406	5,512	51,544	777,347
Executive Vice President	2013	309,000	153,095	-	128,529	2,996	46,605	640,225
and President of Wealth Management	2012	300,000	319,314	-	141,000	-	22,280	782,594

(1)	Certain NEOs deferred a portion of their salary. The deferred portion of their 2014 salary is detailed in the Nonqualified Deferred Compensation table on page 36.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of the target performance awards and the annual non-performance equity award for the NEOs. The assumptions used to calculate the fair value of the 2014 stock awards are materially consistent with those used to calculate the 2014 stock expense, which are set forth in footnote 14 to the Company's audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2014. The amount of the performance-based unit award below was determined at the end of the achievement period (December 31, 2014) based on reaching one level above the EPS target level defined in the award agreement. The performance-based award amount reflected as the “Actual Award” below is subject to a potential reduction at December 31, 2015 based upon the quartile ranking of the Company's return on tangible common equity against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. The maximum values for the performance-based restricted stock units and performance-based long-term awards issued under the Omnibus Plan and the actual awards approved in January 2014 were as follows:

Executive Long-Term Incentive and Retention Equity Awards
Executive	Retention Stock Units		Performance-Based Restricted Stock Units
	Maximum Award ($)	Actual Award ($)	Maximum Award ($)	Actual Award ($)
Martin A. Dietrich	314,511	314,511	428,554	367,343
Michael J. Chewens	111,128	111,128	151,422	129,790
David E. Raven	105,859	84,687	144,242	123,636
Jeffrey M. Levy	108,470	108,470	147,809	126,689
Timothy L. Brenner	81,622	81,622	111,212	95,338

(3)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year in which the option was reloaded.

(4)	The amounts in column (g) reflect cash awards to Messrs. Dietrich, Chewens, Levy, Raven and Brenner under the EICP in 2014, 2013 and 2012, which were paid in January of the following calendar year. Certain NEOs deferred a portion of the 2014, 2013 and 2012 awards. The deferred portion of the 2014 award is detailed in the Nonqualified Deferred Compensation table on page 39.

(5)	The amounts in column (h) reflect solely the actuarial increase in the present value of the NEOs benefits under all qualified and non-qualified pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements as set forth in footnote 13 to the Company's audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2014, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. This resulted in negative amounts for each of Messrs. Dietrich and Raven for 2013 equal to $76,774 and $7,247, respectively, which are not included in the table above.

(6)	The amount shown in column (i) reflects the following items as applicable for each NEO for 2014:

Compensation	Dietrich		Chewens		Raven		Levy		Brenner
Value of matching and discretionary contributions to the 401(k) Plan & ESOP		$10,400		$10,400		$10,400		$10,400		$10,400
Value of life and disability insurance premiums paid by the Company		$35,203		$6,733		$5,939		$6,519		$8,040
Value of dividends on unvested equity awards		$37,986		$11,963		$6,468		$10,568	$	-----
Value of discretionary contributions to the Deferred Compensation Plan earned in 2014(a)	$	-----	$	-----	$	-----	$	-----		$33,104

(a)	The Compensation and Benefits Committee approved a discretionary contribution of 10% of Mr. Brenner’s 2015 salary in January 2015 as a result of his 2014 performance in lieu of a SERP.

(7)	Mr. Brenner began his employment with the Company on March 5, 2012.

Grants of Plan-Based Awards

The following table provides information about plan-based awards to the NEOs under the Company’s cash and equity incentive plans during 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Committee /Board Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Options & Awards: Number of Securities Underlying Options (#) (3)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(l)
Martin A. Dietrich	1/22/2014	1/22/2014	303,750	607,500	911,250	10,506	13,132	18,385		367,342
	1/22/2014	1/22/2014							13,132	314,512
	10/29/2014 (4)	1/20/2005							1,166	7,171
Michael J. Chewens	1/22/2014	1/22/2014	91,923	183,413	275,336	3,712	4,640	6,496		129,790
	1/22/2014	1/22/2014							4,640	111,128
David E. Raven	1/22/2014	1/22/2014	87,577	174,741	262,319	3,536	4,420	6,188		123,636
	1/22/2014	1/22/2014							3,536	84,687
Jeffrey M. Levy	1/22/2014	1/22/2014	89,740	179,056	268,796	3,624	4,529	6,341		126,690
	1/22/2014	1/22/2014							4,529	108,469
Timothy L. Brenner	1/22/2014	1/22/2014	68,137	135,952	204,089	2,726	3,408	4,771		95,338
	1/22/2014	1/22/2014							3,408	81,622
	3/5/2014 (5)	3/5/2012							2,500	51,525

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on pages 24 and 25.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards represent performance-based awards issued in accordance with the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(3)	The January 22, 2014 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(4)	Granted pursuant to a one-time reload feature including in options originally granted in 2005 and exercised on the grant date.

(5)	The March10, 2014 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2014, whether granted in 2014 or earlier, including awards that have been transferred other than for value.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Martin A. Dietrich	10/29/2014	-	1,166 (5)	25.3600	10/29/2024	1/22/2014	13,132 (9)	344,978	-	-
	11/18/2011	30,000 (5)	-	20.9400	11/18/2021	1/22/2014			15,759	413,989
	1/15/2010	25,000 (4)	-	20.1900	1/15/2020	2/20/2013	9,065 (9)	238,138	-	-
	1/15/2009	25,000 (4)	-	25.3800	1/15/2019	2/20/2013			15,108	396,887
	1/15/2008	25,000 (3)	-	20.3617	1/15/2018	1/1/2012	11,500 (8)	302,105	-	-
	12/27/2007	12,641 (5)	-	24.5692	12/27/2017	1/1/2012	17,250 (1)	453,158	-	-
	1/1/2007	28,000 (3)	-	25.7620	1/1/2017	1/15/2012	2,500 (9)	65,675	-	-
	1/1/2006	30,000 (3)	-	22.3520	1/1/2016	1/1/2011	23,000 (8)	604,210	-	-
	8/1/2005	6,470 (5)	-	24.4458	8/1/2015	1/1/2011	24,150 (1)	634,421	-	-
						1/15/2011	1,250 (9)	32,838	-	-
						1/1/2010	20,000 (8)	525,400
						1/1/2010	15,750 (1)	413,753	-	-
Michael J. Chewens	1/15/2009	18,000 (4)	-	25.3800	1/15/2019	1/22/2014	4,640 (9)	121,893	-	-
	1/1/2007	20,000 (3)	-	25.7620	1/1/2017	1/22/2014	-	-	5,568	146,271
						2/20/2013	3,299 (9)	86,665	-	-
						2/20/2013	-	-	5,498 (7)	144,432
						1/1/2012	1,000 (10)	26,270	-	-
						1/1/2012	6,325 (1)(7)	166,158	-	-
						1/15/2012	1,800 (9)	47,286	-	-
						1/1/2011	8,855 (1)(7)	232,621	-	-
						1/15/2011	900 (9)	23,643	-	-
						1/1/2010	7,700 (1)(7)	202,279	-	-
David E. Raven	1/15/2010	18,000 (4)	-	20.1900	1/15/2020	1/22/2014	3,536 (9)	92,891	-	-
	1/15/2009	18,000 (4)	-	25.3800	1/15/2019	1/22/2014	-	-	5,304	139,336
	1/15/2008	17,000 (3)	-	20.3617	1/15/2018	2/20/2013	2,404 (9)	63,153	-	-
	1/1/2007	19,000 (3)	-	25.7620	1/1/2017	2/20/2013	-	-	5,341 (7)	140,308
						1/1/2012	1,000 (10)	26,270	-	-
						1/1/2012	6,325 (1)	166,158	-	-
						1/15/2012	1,800 (9)	47,286	-	-
						1/1/2011	8,855 (1)	232,621	-	-
						1/15/2011	900 (9)	23,643	-	-
						1/1/2010	7,700 (1)	202,279	-	-

Outstanding Equity Awards at Fiscal Year End (continued)

Jeffrey M. Levy	1/15/2010	18,000 (4)	-	20.1900	1/15/2020	1/22/2014	4,529 (9)	118,977	-	-
	1/15/2009	13,000 (4)	-	25.3800	1/15/2019	1/22/2014	-	-	5,435 (7)	142,777
	1/15/2008	7,500 (3)	-	20.3617	1/15/2018	2/20/2013	3,253 (9)	85,456	-	-
	1/1/2007	9,000 (3)	-	25.7620	1/1/2017	2/20/2013	-	-	5,421 (7)	142,410
	1/1/2006	5,000 (3)	-	22.3520	1/1/2016	1/1/2012	1,000 (10)	26,270	-	-
						1/1/2012	6,325 (1)	166,158	-	-
						1/15/2012	1,800 (9)	47,286	-	-
						1/1/2011	8,855 (1)(7)	232,621	-	-
						1/15/2011	900 (9)	23,643	-	-
						1/1/2010	7,700(1)(7)	202,279	-	-
Timothy L. Brenner						1/22/2014	3,408 (9)	89,528	-	-
						1/22/2014	-	-	4,090	107,444
						3/5/2014	2,500 (1)	65,675
						2/20/2013	2,446 (9)	64,256	-	-
						2/20/2013	-	-	4,076	107,077
						3/15/2012	1,000 (10)	26,270	-	-
						3/15/2012	6,325 (1)	166,158	-	-
						3/15/2012	1,800 (9)	47,286	-	-
						3/15/2012	5,000 (1)	131,350	-	-

(1)	Restricted stock or unit awards vest 100% five years after the date of its grant excluding Mr. Brenner who awards vest 100% four years after the date of its grant.

(2)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $26.27 on December 31, 2014.

(3)	Options were issued pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan and each grant vests 40% after one year, 20% annually for the following three years.

(4)	Options were issued pursuant to the Omnibus Plan and each grant vests 40% after one year, 20% annually for the following three years.

(5)	Reload options granted upon cash exercise of initial option grant, issued pursuant to the 1993 Stock Option Plan. Each reload grant vests 100% two years after the date of its grant. The 11/18/2011 and 10/29/2014 reloaded options were issued pursuant to the Omnibus Plan.

(6)	These awards were earned during 2013 and 2014 based on performance approved in January 2014 and January 2015. Performance based Incentive Plan awards vest 100% three years after the date of its grant and are subject to clawback through December 31, 2014 and December 31, 2015.

(7)	The executive has deferred this award.

(8)	Long-Term Incentive Plan awards vest in full on January 1, 2016.

(9)	Restricted stock unit awards vest 40% after one year, and 20% annually for the following three years.

(10)	Long-Term Incentive Plan awards vest in full upon NEO’s retirement subject to four years of service and reaching age 55.

Option Exercises and Stock Vested

 The following table provides information about stock options exercised and restricted shares vested for each NEO during 2014.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	22,423	46,846	16,043	408,594
Michael J. Chewens	43,107	103,925	8,499	216,885
David E. Raven	36,289	109,385	7,902	201,906
Jeffrey M. Levy	20,000	48,894	8,168	208,337
Timothy L. Brenner	—	—	2,530	62,587

(1)	The "Value Realized on Exercise" is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)	For Mr. Levy this amount includes 2,966 restricted stock units, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan.

(3)	The "Value Realized on Vesting" is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting. For Mr. Levy this amount includes $76,819 respectively attributed to restricted stock units, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan.

Pension Benefits Table

The following table includes information about each NEO’s benefits under the Company’s Pension Plan and each NEO’s SERP. Mr. Brenner does not have a SERP with the Company.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
(a)	(b)	(c)	(d)
Martin A. Dietrich	NBT Bancorp Inc. Defined Benefit Plan	29.25	1,941,640
	Dietrich SERP	14.00	6,900,191
Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	19.00	1,190,908
	Chewens SERP	14.00	704,253
David E. Raven	NBT Bancorp Inc. Defined Benefit Plan	17.00	756,980
	Raven SERP	11.00	895,433
Jeffrey M. Levy	NBT Bancorp Inc. Defined Benefit Plan	9.00	227,649
	Levy SERP	5.00	1,051,800
Timothy L. Brenner	NBT Bancorp Inc. Defined Benefit Plan	2.00	8,508

(1)	The above amounts were computed using the following significant assumptions:

●	Mortality for Defined Benefit Plan Benefits — The sex-distinct RP-2014 mortality tables for annuitants and non-annuitants with projected mortality improvements using scale MP-2014 on a generational basis.

●	Mortality for SERP Benefits — The sex-distinct RP-2014 white collar mortality tables for annuitants and non-annuitants with projected mortality improvements using scale MP-2014 on a generational basis.

●	Discount Rate — 4.23% for Defined Benefit Plan Benefits, 4.19% for SERP benefits.

●	Salary Increases —3.00% for Defined Benefit Plan Benefits, 3.75% for SERP benefits.

●	Interest Rate Credit for determining projected cash balance account earned as of December 31, 2009 — 3.04%.

●	Interest rates to annuitize cash balance accounts — The three segment interest rates for November 2014 (1.40%, 3.88%, and 4.96%) under IRC Section 417(e). Segment 1 is applied to benefit payments expected to be made in the first 5 years, segment 2 is applied to benefit payments expected to be made in the next 15 years and segment 3 is applied thereafter.

●	Mortality to annuitize cash balance accounts — The 2015 commissioner's standard mortality table, which is a 50/50 blend of the sex-distinct combined annuitant/non-annuitant mortality tables prescribed by the Internal Revenue Service for determining the “Funding Target Liability” for 2015.

●	Assumed Retirement Age — Retirement rates for ages 55-66 for Defined Benefit Plan Benefits, on or about age 62 for Dietrich SERP, Chewens SERP, Raven SERP, and Levy SERP.

●	Credited service under the Defined Benefit Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement.

●	ESOP Balance and 401(k) Balance Expected Rate of Return — 8.00% per year.

●	Increase in Internal Revenue Code Limits — 2.25% per year.

The NEOs participate in the Pension Plan. The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan. Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours. The Pension Plan provides for 100% vesting after three years of qualified service. Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement. Early retirement eligibility is age 55 with 3 years of service. Mr. Dietrich and Mr. Brenner are the only NEOs who are eligible for early retirement as of December 31, 2014. Mr. Dietrich, Mr. Chewens, Mr. Raven, Mr. Levy and Mr. Brenner are 100% vested as of December 31, 2014. The Pension Plan, as amended and restated effective January 1, 2009, has received favorable determination from the Internal Revenue Service that it is qualified under Section 401(a) of the Internal Revenue Code with such letter being effective March 31, 2012. The Pension Plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000. Prior to that date, the Pension Plan was a traditional defined benefit pension plan. Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design. All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design. Each of our eligible NEOs participates in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account. Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan. However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

In 2014, benefits under the Pension Plan are computed using a cash balance methodology for participants who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 5% to 22% (depending on age and other factors) on the first $260,000 of annual eligible compensation. Eligible compensation under the Pension Plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or the Company’s cost for any public or private benefit plan, including the Pension Plan. In addition to the pay-based service credits, annual interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year. The Pension Plan was amended effective December 31, 2009, such that future pay-based credits will not receive interest credits within the cash balance plan. The interest credits on future pay- based credits will be made as discretionary Company contributions to the 401(k) Plan & ESOP. Hypothetical account balances as of December 31, 2009 will continue to receive annual interest credits as described above. The Pension Plan has been amended, effective March 1, 2013, to reduce the future annual pay-based credits for most cash balance design participants from 5% to 2.50% per year. The amendment also freezes benefit accruals as of March 1, 2013 for all participants who as of January 1, 2000 elected to continue participating in the traditional defined benefit plan design; their future benefit accruals will be under the cash balance design with annual pay-based credits of 2.50%. For 2014, the pay-based credits for Messrs. Dietrich, Chewens, Raven, Levy and Brenner were 22%, 19%, 19%, 19% and 2.50%, respectively.  The Company’s contributions to the Pension Plan in 2014 for Messrs. Dietrich, Chewens, Raven, Levy and Brenner were $57,200, $49,400, $49,400 $49,400 and $6,500, respectively.  There were no payments made to NEOs under the Pension Plan or SERPs during 2014.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of, each NEO’s SERP and account under the Deferred Compensation Plan.

Name	Executive Contributions in 2014 ($) (1) (2)	Company Contributions in 2014 ($)(3)(5)	Aggregate Earnings in 2014 ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2014 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Martin A. Dietrich	$—	$1,310,884	$809,150	$(60,827)	$7,088,494
Michael J. Chewens	172,184	174,421	148,431	—	2,292,152
David E. Raven	15,987	319,127	27,478	—	1,001,446
Jeffrey M. Levy	101,587	321,196	112,317	(47,816)	1,235,019
Timothy L. Brenner	—	33,104	5,668	—	103,988

(1)	Each of Messrs. Chewens, Raven, and Levy contributed $172,184, $15,987, and $24,768, respectively to the Deferred Compensation Plan, each of which was reported as non-equity incentive plan compensation earnings in the Summary Compensation Table on page 29.

(2)	Includes $76,819 for Mr. Levy, attributable to restricted stock units that vested in 2014 but which were deferred.

(3)	The Summary Compensation Table includes registrant discretionary contributions earned in 2014 and reflected under the caption All Other Compensation in the Summary Compensation Table.

(4)	The aggregate earnings are from the SERP and Deferred Compensation Plan. The earnings from the Deferred Compensation Plan are due to market value increases on the investments in the Deferred Compensation Plan, which are not an expense to the Company.

(5)	Includes discretionary contribution amounts earned in 2014 (even if not contributed by the Company until 2015).

Supplemental Retirement Benefits

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Pension Plan. Because of these limitations and in order to provide certain executives with adequate retirement income, the Company has entered into supplemental retirement agreements which provide retirement benefits to the named executives in the manner discussed below. It should be noted that where applicable, the amounts payable under the Supplemental Retirement Agreements, as discussed in the following section, are offset by payments made under the Pension Plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and Social Security.

The Company has entered into agreements with Messrs. Dietrich, Chewens, Raven and Levy to provide each executive with supplemental retirement benefits. Messrs. Dietrich’s, Chewens’, and Raven’s agreements were revised most recently on November 5, 2009. Mr. Levy’s agreement was executed on January 1, 2010. Each SERP provides the executive with an annual supplemental benefit at normal retirement, including (a) the annual benefit payable to the executive under the Pension Plan, (b) the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts if these contributions and earnings were converted to a benefit payable under the agreement using the actuarial assumptions provided under the agreement, (c) his Social Security benefit and (d) the SERP, which will be equal to the greater of (1) a percentage (60% for Mr. Dietrich and 50% for Messrs. Chewens, Raven, and Levy) of the executive’s final average compensation (i.e., average annual base salary, commissions, bonuses and elective deferrals without regard to any Internal Revenue Code limitations on compensation applicable to tax qualified plans) or (2) the sum of the annual amount of the executive’s benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in the Pension Plan, with the exception of a different salary scale assumption and a white collar adjustment to the mortality tables. Messrs. Chewens’, Raven’s and Levy’s agreements were amended on March 10, 2015 to freeze the benefit computed under (d) above to be equal to the value of the Projected Benefit Obligation associated with that piece of the SERP at December 31, 2014.  This frozen amount will not increase in future years and will be payable in five equal annual installments to the NEO at retirement.

Reduced amounts will be payable under each SERP in the event the NEO takes early retirement. If the NEO dies leaving a surviving spouse, his spouse will be entitled to an annual benefit for life equal to the annual survivor annuity benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, reduced by the surviving spouse benefit actually payable under such plan, plus a lump sum amount equal to contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code, reduced by the amounts actually contributed to the Company’s 401(k) Plan & ESOP, plus the earnings on such net amount. If the executive dies after attaining a certain age (age 58 for Mr. Dietrich and age 60 for Messrs. Chewens, Raven, and Levy) and after he has retired, but before payment of benefits has commenced, the surviving spouse will receive an annual benefit equal to the excess, if any, of (1) the monthly amount the surviving spouse is entitled to under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, over (2) the monthly amount actually payable to the surviving spouse under the Pension Plan plus the monthly amount that is the actuarial equivalent of any supplemental retirement benefit payable to the surviving spouse. Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 60 for Mr. Dietrich and age 62 for Messrs. Chewens, Raven, and Levy). Assuming Mr. Dietrich is currently 60 years old and retiring, Messrs. Chewens, Raven, and Levy are currently 62 years old and retiring, satisfaction of applicable SERP conditions, and that each executive’s 2014 compensation was his final average compensation as defined by the SERP, the estimated aggregate annual retirement benefit under the SERP, the Company’s cash balance pension plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and social security to be paid to Messrs. Dietrich, Chewens, Raven, and Levy would be $745,200, $367,214, $331,229, and $247,684, respectively. The Social Security portion of these amounts is assumed to commence at the Normal Social Security Retirement Age for each executive. The SERP for Messrs. Dietrich, Chewens, Raven, and Levy will at all times be unfunded except that, in the event of a change in control, the Company will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.

Deferred Compensation Plan

The Deferred Compensation Plan allows the NEOs, and such other executives as are selected annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly- compensated employees of the Company. The Deferred Compensation Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus. Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis. Participants are required to elect a time of distribution, either a specific date or at time of separation from employment, and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

 The following table and related footnotes describe and quantify the amount of post-termination payments that would be payable to each NEO in the event of termination of such NEO’s employment as of December 31, 2014, under various employment related scenarios pursuant to the employment agreements, change in control agreements and equity award agreements entered into with each NEO utilizing a per share stock price of $26.27, the closing market price of the Company’s common stock on such date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the NEO’s age.

On March 10, 2015, the Company modified the NEO’s conditions for payment upon change in control to be both a change in control event and the executive’s termination (double trigger) and the severance payment formula was modified from maximum bonus to an average bonus in the three previous calendar years. These changes are not reflected in the following disclosure because they were made in 2015 and the following table addresses termination as of December 31, 2014.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death ($) (1)		Disability ($)		By NBT w/o Cause ($)		By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control ($) (2)
Martin A. Dietrich	Accrued Unpaid Salary & Vacation	33,750	33,750		33,750		33,750		33,750	33,750	33,750	33,750
	Severance (3)	—	—		—		2,004,558	(4)	—	—	2,004,558	4,695,008	(5)
	SERP	8,073,760	1,693,980		8,073,760		8,073,760		—	8,073,760	8,073,760	11,124,857	(6)
	Stock Options	1,061	1,061		1,061		—		—	—	—	1,061
	Restricted Stock	2,993,834	4,425,552		4,425,552		2,312,207		—	—	2,312,207	4,425,552
	Health & Welfare	11,678	4,000,000	(7)	203,400	(8)	—		—	—	—	81,548	(9)
	Sub-Total	11,114,083	10,154,343		12,737,523		12,424,275		33,750	8,107,510	12,424,275	20,361,776
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	1,11,114,083	10,154,343		12,737,523		12,424,275		33,750	8,107,510	12,424,275	20,361,776
Michael J. Chewens	Accrued Unpaid Salary & Vacation	21,680	21,680		21,680		21,680		21,680	21,680	21,680	21,680
	Deferred Compensation (11)	1,443,127	1,457,844		1,457,844		1,443,127		1,443,127	1,443,127	1,443,127	1,443,127
	Severance (3)	—	—		—		1,287,688	(12)	—	—	1,287,688	2,098,320	(13)
	SERP	620,909	620,909		620,909		620,909		—	620,909	620,909	697,144	(6)
	Restricted Stock	—	1,197,518		1,197,518		891,761		—	—	891,761	1,197,518
	Health & Welfare	—	—		464,004	(8)	—		—	—	—	52,385	(9)
	Sub-Total	2,085,716	3,297,951		3,761,955		4,265,165		1,464,807	2,085,716	4,265,165	5,510,174
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	857,323
	Total	2,085,716	3,297,951		3,761,955		4,265,165		1,464,807	2,085,716	4,265,165	4,652,851
David E. Raven	Accrued Unpaid Salary & Vacation	20,655	20,655		20,655		20,655		20,655	20,655	20,655	20,655
	Deferred Compensation (11)	104,943	106,013		106,013		104,943		104,943	104,943	104,943	104,943
	Severance (3)	—	—		—		1,226,789	(14)	—	—	1,226,789	1,999,114	(15)
	SERP	607,232	607,232		607,232		607,232		—	607,232	607,232	886,394	(6)
	Restricted Stock	—	1,133,945		1,133,945		880,702		—	—	880,702	1,133,945
	Health & Welfare	—	—		400,565	(8)	—		—	—	—	47,072	(9)
	Sub-Total	732,830	1,867,845		2,268,410		2,840,321		125,598	732,830	2,840,321	4,192,123
	Cutback of Chang -in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	595,726
	Total	732,830	1,867,845		2,268,410		2,840,321		125,598	732,830	2,840,321	3,596,397
Jeffrey M. Levy	Accrued Unpaid Salary & Vacation	21,165	21,165		21,165		21,165		21,165	21,165	21,165	21,165
	Deferred Compensation	—	62,903		62,903		—		—	—	—	—
	Severance (3)	—	—		—		1,257,080	(16)	—	—	1,257,080	2,048,475	(17)
	SERP	360,111	360,111		360,111		360,111		—	360,111	360,111	1,041,182	(6)
	Restricted Stock	—	1,187,877		1,187,877		886,245		—	—	886,245	1,187,877
	Health & Welfare	—	—		400,565	(8)	—		—	—	—	47,113	(9)
	Sub-Total	381,276	1,632,056		2,032,621		2,524,601		21,165	381,276	2,524,601	4,345,812
	Cutback of Change-in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	381,276	1,632,056		2,032,621		2,524,601		21,165	381,276	2,524,601	4,345,812
Timothy L. Brenner	Accrued Unpaid Salary & Vacation	11,125	11,125		11,125		11,125		11,125	11,125	11,125	11,125
	Deferred Compensation (11)	39,244	39,644		39,644		39,244		39,244	39,244	39,244	39,244
	Severance (3)	—	—		—		318,155	(18)	—	—	318,155	1,040,368	(19)
	Restricted Stock	516,310	805,044		805,044		380,679		—	—	380,679	805,044
	Health & Welfare	—	—		251,253	(8)	—		—	—	—	1,419	(9)
	Sub-Total	566,679	855,813		1,107,066		749,203		50,369	50,369	749,203	1,897,200
	Cutback of Change-in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	204,604
	Total	566,679	855,813		1,107,066		749,203		50,369	50,369	749,203	1,692,596

(1)	The Company pays the premiums on up to $500,000 face amount life insurance policies insuring the life of the NEO (with beneficiaries designated by the named executives). The values shown in the table do not reflect the death benefit payable to the NEO’s beneficiaries by the Company’s insurer. The premiums associated with the life insurance policies for the year 2014 and paid by the Company on behalf of the NEO are included in the Summary Compensation Table under the column "All Other Compensation, " and detailed in footnote 6 to that table.

(2)	Change in control benefit will only be payable in the following scenarios: (1) the executive is terminated without cause within 24 months following a change in control; (2) the executive terminates employment for good reason within 24 months following a change in control; or (3) the executive terminates employment without good reason within 12 months following a change in control.

(3)	Severance under a change in control situation is computed for the NEO by the following formula: 2.99 (or 2.0 for Mr. Brenner) multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred, the maximum bonus that could have been paid to them for such calendar year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to the executive during any one of the three preceding years.

(4)	As of 12/31/2014, Mr. Dietrich is entitled to three years of salary continuation, at $675,000 per year, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(5)	Mr. Dietrich is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $4,742,888, based on 2014 amounts of $675,000 for salary and $911,250 for maximum bonus. This total is then discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $4,695,008 shown in the table.

(6)	Under their change in control agreements as in effect on December 31, 2014 Messrs. Dietrich, Chewens, Raven, and Levy are entitled to receive the supplemental benefit feature under each SERP. This benefit would normally not become vested until at least age 58 (Dietrich) or 60 (Chewens/Raven/Levy) but will become immediately and fully vested following a change in control of the Company. Messrs. Chewens’, Raven’s and Levy’s agreements were amended on March10, 2015 to freeze the supplemental benefit feature under each SERP to be equal to the value of the Projected Benefit Obligation associated with that piece of the SERP at December 31, 2014, as computed under Accounting Standards Codification 715-30. This frozen amount, equal to $83,344, $288,201 and $691,689 respectively for Messrs. Chewens, Raven and Levy, will not increase in future years and will be payable in five equal annual installments to the NEO at retirement. The amendment has been reflected in the amounts shown in the table. This supplemental benefit is assumed to be paid as an annuity beginning at age 60 for Mr. Dietrich and in five equal installments at age 62, per the March 10, 2015 amendment, for Messrs. Chewens, Raven, and Levy.

(7)	Represents portion of split-dollar life insurance proceeds payable to Mr. Dietrich’s beneficiary upon his death.

(8)	Represents the actuarial net present value as of December 31, 2014, of the payments Messrs. Dietrich, Chewens, Raven, Levy, and Brenner are entitled to under their Executive Long Term Disability plans as well as Mr. Chewens’ benefits under his supplemental disability policy. In addition to utilizing the RP2014 Male Disability Mortality Tables with projected mortality improvements using Scale MP2014 on a generational basis, the following assumptions were used to calculate the present value: (i) payments would be made until age 65; (ii) discount rate of 4.30%; and (iii) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

(9)	Under their change in control agreements Messrs. Dietrich, Chewens, Raven, Levy, and Brenner are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for three years (two years for Mr. Brenner) following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law. The figure in this row represents the present value of continued medical insurance coverage for 36 months (24 months for Mr. Brenner) all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy—using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies).

(10)	The Company had previously entered into change in control agreements with each of Messrs. Dietrich, Chewens, Raven, Levy, and Brenner. In January 2013, the Company amended the aforementioned change in control agreements to eliminate the excise tax indemnification payments and provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net-after tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, in such circumstances, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an "excess parachute payment." The amounts shown for Messrs. Dietrich and Levy do not reflect any benefit cutbacks, as they are better off on a net after-tax basis by more than $50,000 if paid the full amount. The amounts shown for Messrs. Chewens, Raven, and Brenner reflect a benefit cutback in their severance payments, as they are not better off on a net after-tax basis by more than $50,000 if paid the full amount owed. After reflection of the benefit cutback, an excise tax would not apply to the change in control benefits for Messrs. Chewens, Raven, and Brenner and all amounts payable to these individuals would therefore not be rendered nondeductible for purposes of federal income taxes as an excess parachute payment.

(11)	For termination other than death or disability, Mr. Chewens’, Mr. Raven’s and Mr. Brenner’s deferred compensation payments are payable in a lump sum or annual installments, based on their election, following separation of service. These amounts were discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Internal Revenue Code Section 409A.

(12)	As of 12/31/2014, Mr. Chewens is entitled to three years of salary continuation, at $433,600, discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(13)	Mr. Chewens is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $2,119,719, based on 2014 amounts of $433,600 for salary and $275,336 for maximum bonus. This total is then discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $2,098,320 shown in the table.

(14)	As of 12/31/2014, Mr. Raven is entitled to three years of salary continuation, at $413,100, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(15)	Mr. Raven is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $2,019,501, based on 2014 amounts of $413,100 for salary and $262,319 for maximum bonus. This total is then discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $1,999,114 shown in the table.

(16)	As of 12/31/2014, Mr. Levy is entitled to three years of salary continuation, at $423,300, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(17)	Mr. Levy is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $2,069,366, based on 2014 amounts of $423,300 for salary and $268,796 for maximum bonus. This total is then discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $2,048,475 shown in the table.

(18)	As of 12/31/2014, Mr. Brenner is entitled to 1 year of salary continuation, at $321,400, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(19)	Mr. Brenner is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $1,050,978, based on 2014 amounts of $321,400 for salary and $204,089 for maximum bonus. This total is then discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2014, equal to 2.05%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $1,040,368 shown in the table.

In addition to the payments outlined above, pursuant to the employment agreements entered into with Messrs.  Dietrich, Chewens, Raven, and Levy if any of the NEO are terminated "without  cause"  (as defined in each such respective parties’ employment agreement) or if any such executive terminates his employment for “good reason” (as defined  in each such respective parties’ employment agreement) and if, within 18 months following the termination date, the executive should sell his principal residence, then the executive shall be reimbursed for (i) any shortfall between the net proceeds on the sale of his principal residence and the purchase price plus improvements, including reasonable transaction costs incurred in connection with such purchase and sale, and (ii) an amount necessary to pay all federal, state and local income taxes resulting from any reimbursement. The foregoing benefit shall also be made available to each of Messrs. Dietrich, Chewens, Raven, and Levy pursuant to their respective change in control agreements if (a) within 24 months from the date of occurrence of any event constituting a change in control of the Company such executive’s employment with the Company is terminated (i) by the Company for "disability" (as defined therein), (ii) by the Company "without cause" (as defined therein), or (iii) by the executive with "good reason" (as defined therein), or (b) within 12 months from the date of occurrence of any event constituting a change in control of the Company the executive terminates his employment either with or without good reason. On March 10, 2015 this benefit was eliminated.

Agreements with Executive Officers

Employment Agreements

As of December 31, 2014, the Company had existing employment agreements with Messrs. Dietrich, Chewens, Raven, Levy and Brenner, each of which has been superseded by a new employment agreement as described below. The original employment agreements terminate upon the earlier occurrence of the executive’s death, disability, discharge for "cause", resignation, termination "without cause" (as such terms are defined in the employment agreements) or January 1, 2015 in the case of each NEO other than Mr. Brenner and May 1, 2015 in the case of Mr. Brenner. Each original agreement also provides for automatic one-year extensions occurring annually on the date of termination.

In March of 2015, the Company amended and combined each of the NEOs’ employment agreements to include change of control provisions and eliminated the existing separate change in control agreements (discussed below). These new employment agreements are for an initial term extending to March 10, 2018 with annual renewals to occur on March 10, 2016 and each anniversary thereafter unless notice is given to the contrary by either party.

Upon termination of his respective original agreement, Messrs. Dietrich, Chewens, Raven, Levy and Brenner are each entitled to receive accrued and unpaid salary, accrued rights under NBT’s employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation. If the executive’s employment is terminated by the Company other than for "cause" (as defined in the agreements), or by the executive for "good reason" (as defined in the agreements), then, upon execution of a separation agreement and release, the executive will be entitled to receive (i) his base salary on a monthly basis for a period of between one to three years following the termination date, depending on the date the executive’s employment was terminated, and (ii) a relocation payment if Messrs. Dietrich, Chewens, Raven and Levy relocates within 18 months after termination of employment from the Norwich, Binghamton, Scranton or Albany area, respectively, such relocation payment to include a make-whole payment and related gross-up tax payment if he sells his primary residence at a loss.

Under the March 2015 agreements, the cash severance amounts referenced above will be three years for each of Messrs. Dietrich, Chewens, Raven and Levy with two years for Mr. Brenner. No relocation payments are available under the March 2015 agreements.

Each executive has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or NBT Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity. Each executive has also agreed that for a period of one year following the Termination Date (as defined in agreements), he shall not become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town or county where the Company or NBT Bank or their affiliates has an office, where the executive’s position or service for such company is competitive with or similar to the executive’s position or service with the Company or NBT Bank. The agreements also require that, if the Company prepares an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with regard to any financial reporting under the securities laws, and the executive is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, and he knowingly engaged in misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the executive shall reimburse the Company for the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document that contained such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, the executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved (the "Clawback Clause").

Under the original change in control agreements, if any of the executives are terminated due to a change in control covered by his change in control agreement (discussed later), his severance payments will be determined under such change in control agreement. Under the March 2015 agreements, such benefits will also be paid under the employment agreement (these change in control benefits are discussed below). The employment agreements provide that in the event the executive becomes entitled to severance payments under the employment agreement, and if at this time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Change in Control Agreements and Benefits

In March 2015, the Company combined the terms of the change in control agreements with those of the employment agreements. At the same time, the Company modified the conditions for payment upon a change in control to require both a change in control event and the executive’s termination "without cause" or for "good reason" (i.e. double trigger) and the severance payment formula was modified from a computation using maximum bonus to a computation using the average bonus in the three previous calendar years with the bonus component of severance being paid in installments rather than a lump sum.

The Company’s original change in control agreements and March 2015 employment agreements are with each of Messrs. Dietrich, Chewens, Raven, Levy and Brenner. The original change in control agreements provided in general that, if within 24 months from the date of a change in control of the Company or NBT Bank, as defined in the agreements, employment is terminated without cause or by the executive with good reason, or if within 12 months of such change in control, the executive resigns, irrespective of the existence of good reason, then each executive will be entitled to receive 2.99 (or 2.0 for Mr. Brenner) multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred, the maximum bonus that could have been paid to them for such calendar year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to the executive during any one of the three preceding years. The agreements also include a Clawback Clause in substantially the same form as described above in connection with the employment agreements.  The agreements do not provide for the right to receive a gross-up payment to compensate for the imposition of any excise taxes under Section 4999 of the Internal Revenue Code under certain circumstances.  Furthermore, while the agreements allow for any executive’s benefit under any SERP to be fully vested, no additional service credits or increased compensation formulas are utilized for purposes of calculating his severance amount.

The agreements provide that in the event the executive becomes entitled to severance payments under the change in control agreement, and if at that time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (i) a person acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (iv) the shareholders of the Company approve the Company’s liquidation or dissolution.

The material change in control terms and benefits available under the March 2015 employment agreements (discussed above) generally are the same except as noted above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: John C. Mitchell (Chair), Patricia T. Civil, Timothy E. Delaney, Michael M. Murphy, Lowell A. Seifter and Paul M. Solomon. There are no interlocking relationships involving Compensation and Benefits Committee members or NEOs of the Company that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

NBT Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Certain Relationships and Related Party Transactions

NBT Bank has made loans to directors and executive officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

During the period from January 1, 2014 through December 31, 2014, NBT Insurance Agency, LLC (formerly Mang Insurance Agency, LLC) received $1,147,167 in commissions from Preferred Mutual Insurance Company, of which Director Robert A. Wadsworth was chairman of the board of directors.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to its Charter, the Audit and Risk Management Committee is responsible for reviewing potential conflict of interest situations. Pursuant to the Company’s Code of Business Conduct and Ethics, any transactions between the Company and a director, employee, or an immediate family member must adhere to the requirements set forth in Regulation O promulgated by the Board of Governors of the Federal Reserve System. The Company’s Loan Policy Manual covers Regulation O and states that no extension of credit or commitment to extend credit may be made to an insider unless it is made on substantially the same terms and conditions, including interest rates and collateral, as other comparable loans made to persons not affected by the policy and who are not employed by NBT Bank, and further, the loan may not involve more than normal risk of repayment. The policy also requires that loans made to insiders of more than $500,000 be pre-approved by the Board of Directors. A summary report of all insider loans outstanding and committed is also presented to the Board of Directors on a regular basis.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

John C. Mitchell (Chair)
Patricia T. Civil
Timothy E. Delaney
Michael M. Murphy
Lowell A. Seifter, Esq.
Paul M. Solomon

Audit and Risk Management Committee Report

Our Audit and Risk Management Committee is comprised of five directors who are not officers or employees of NBT. Each of the members of the Audit and Risk Management Committee is an independent director as defined by the SEC rules and Rule 5605 of the NASDAQ Stock Market. The Audit and Risk Management Committee held five meetings during 2014. The meetings were designed to facilitate and encourage private communication between the Audit and Risk Management Committee, the chief risk officer, the director of internal audit and our independent registered public accounting firm, KPMG LLP.

Our Audit and Risk Management Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2014, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Committee reviews internal and external audits of the Company and the adequacy of the Company’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit and Risk Management Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2014. Among the procedures performed, the Audit and Risk Management Committee has:

●	Reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2014 with NBT management and KPMG LLP, our independent registered public accounting firm;

●	Discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board; and

●	Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

The Audit and Risk Management Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of KPMG LLP as the Company’s independent registered public accounting firm.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit and Risk Management Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit and Risk Management Committee
of
NBT Bancorp Inc.

Patricia T. Civil (Chair)
Timothy E. Delaney
Michael M. Murphy
Lowell A. Seifter, Esq.
Robert A. Wadsworth

PROPOSAL 2	DECLASSIFICATION OF BOARD; REMOVAL OF DIRECTORS WITHOUT CAUSE

Our Board has determined, after careful consideration, that it is in the best interests of the Company and its shareholders to amend our Certificate of Incorporation, as amended (the "Certificate"), and our Bylaws, as amended and restated (the "Bylaws" and, together with the Certificate, the "Governing Documents"), to provide for the phased-in declassification of the Board culminating in the annual election of all directors. In conjunction with the Board’s proposal to declassify the Board, the Board is also proposing to amend the Bylaws to provide shareholders with the ability to remove directors not subject to classification without cause. Under Delaware corporate law, if a company has a classified board, shareholders’ ability to remove directors without cause may be limited. However, if a Delaware corporation does not have a classified board, Delaware corporate law specifies that the holders of a majority of shares entitled to vote at an election of directors are entitled to remove directors with or without cause. The text of the proposed amendments to the Certificate and Bylaws is attached as Annexes A and B, respectively, to these proxy materials.

Our current classified board structure has been in place since it was approved by the shareholders in 1986. Provision (e) of Article Eleventh of the Certificate and Section 3 of Article III of the Bylaws provide that the Board be divided into three classes of approximately equal size, composed of directors each serving terms of office of three years. Under this system, approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings.

Historically, the Board felt that the Board’s classified structure was advantageous in that it allowed for, among other things, continuity and stability in the pursuit of our business. The current trend in corporate governance, however, is leading away from classified boards in favor of appointing all directors annually. After the Board carefully reviewed all available information and weighed the various considerations, including the recommendation of the Nominating and Corporate Governance Committee, it determined that the phased-in declassification of the Board over a three-year period was in the best interests of the Company and our shareholders.

The Board is now submitting a proposal to amend and restate the Governing Documents to phase out the classification of the Board, to provide instead for the annual election of directors, and to make such other conforming and technical changes to the Governing Documents as may be necessary or appropriate. Specifically, if this Proposal 2 is approved by our shareholders, the Governing Documents would provide for the annual election of directors beginning with the nominees to be elected at the 2015 annual meeting, provided however, that any director elected to a three-year term prior to the 2015 annual meeting may complete the term to which he or she has been elected and would thereafter be eligible, if nominated, for re-election for one-year terms at each annual meeting of shareholders. Beginning with the 2017 annual meeting, the declassification of the Board would be complete and all directors would be subject to annual election to one-year terms. In conjunction with its proposal to amend and restate the Governing Documents to phase out the classification of the Board, the Board is also proposing that the Bylaws be amended to permit shareholders to remove directors not subject to classification with or without cause, as under Delaware law shareholders’ ability to remove directors without cause may only be restricted if the corporation’s board is classified.  The Board recommends that our shareholders vote to amend the Certificate and the Bylaws to eliminate the Board’s classified structure, provide for the annual election of all directors and permit shareholders to remove directors with or without cause.

If the proposed amendments are passed by our shareholders, they will become effective when the Company files the amendment with the Secretary of State of the State of Delaware and amends its Bylaws, which we intend to do promptly following the annual meeting. If our shareholders do not approve the proposed amendments, the Board will remain classified and shareholders will only be able to remove directors for cause.

The general description of the proposed amendments to the Certificate and to the Bylaws set forth above is qualified in its entirety by reference to the text of the proposed amendments to the Certificate and Bylaws, which are attached as Annexes A and B, respectively, to these proxy materials. Additions to the Certificate and the Bylaws are indicated by underlining and deletions are indicated by strike-outs.

Vote Required. This proposal must be approved by the affirmative vote of the holders of 80% of our common stock having voting power with respect to such amendment, and such vote must include the affirmative vote of the holders of 80% of our common stock excluding shares held by any 5% or greater shareholders and their affiliates.  While the affirmative vote of the holders of only 66 2/3% of our common stock is required to amend the provisions of the Bylaws relating to classification of the Board and a majority of the total number of issued and outstanding shares of the Company’s common stock entitled to vote at the 2015 annual meeting is required to amend the provisions of our Bylaws relating to removal of directors not subject to classification, the higher shareholder approval level required to amend the Certificate applies to this proposal so that the Certificate and the Bylaws remain consistent one way or the other.

The Board of Directors unanimously recommends shareholders vote "FOR" Proposal 2.

PROPOSAL 3	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit and Risk Management Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. KPMG LLP has served as our independent registered public accounting firm since 1987. We expect representatives of KPMG LLP to be present at our annual meeting. Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit and Risk Management Committee will reconsider the selection.

The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2014 and 2013, and fees billed for other services provided by KPMG LLP. Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit and Risk Management Committee is required.

	2014	2013

Audit Fees (1)	$763,000	$811,500
Audit Related Fees (2)	$43,000	$56,000
Tax Fees (3)	$145,735	$69,925
All Other Fees (4)	$-	$-
Total Fees	$951,735	$937,425

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements including $161,500 in 2013, related to Alliance Financial Corporation acquisitions. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)	Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under "Audit Fees. " This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for review of tax returns, examination assistance and other tax compliance work. In 2014, Tax Fees also included preparation of tax returns.

(4)	All Other Fees consist of fees billed for services not included in Audit Fees, Audit Related Fees or Tax Fees.

Audit and Risk Management Committee Review

Our Audit and Risk Management Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit and Risk Management Committee Pre-Approval Requirements

The Audit and Risk Management Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP. Annually, the Audit and Risk Management Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit and Risk Management Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit and Risk Management Committee’s annual pre-approval. All audit and non-audit services performed by KPMG LLP during fiscal 2014 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee during 2014 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

OTHER MATTERS

Shareholder Proposals for the 2016 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2016 annual meeting of shareholders must be received by the Company by December 4, 2015. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy. SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2016 annual meeting. Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than January 5, 2016 and must not have been received earlier than December 4, 2015 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2014 Annual Report may be sent to an address shared by more than one shareholder. This practice, known as "householding," is designed to reduce the Company’s printing and mailing costs. If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2014 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 20 Mohawk Street, Canajoharie, New York 13317, or by telephone at (800) 628-2265, option 7. Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this Proxy Statement. If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters. The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

Annex A

ELEVENTH

(a)    The affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares entitled to vote in the election of ~~any particular Class of~~ Directors ~~(as defined in Section (e) of this Article ELEVENTH)~~ and held by disinterested shareholders (as defined below) shall be required for the approval or authorization of any “Business Combination,” as defined and set forth below:

(e)   ~~The Board of Directors of the Corporation shall be divided into three classes: Class 1, Class 2 and Class 3, which shall be as nearly equal as possible. Each Director shall serve for a term ending on the date of the third Annual Meeting of Shareowners following the Annual Meeting at which such Director was elected; provided, however, that each initial Director in Class 1 shall hold office until the Annual Meeting of Shareowners in 1987; each initial Director in Class 2 shall hold office until the Annual Meeting of Shareowners in 1988; and each initial Director in Class 3 shall hold office until the Annual Meeting of Shareowners in 1989. Such initial Directors for each of the three Classes of Directors shall be as follows: Class 1 - John M. Kolbas and Paul O. Stillman; Class 2 - Donald E. Stone, Darryl R. Gregson and Paul R. Enggaard; Class 3 - Everett A. Gilmour, J. K. Weinman and Thomas J. Mirabito~~ Each Director who is nominated to serve as a director as of the date of the 2015 annual meeting of shareholders shall, if elected, hold office until the 2016 annual meeting of shareholders.  Each Director who was serving as a Director of the 2015 annual meeting of shareholders and who was not nominated at such meeting shall hold office until the expiration of the term for which he or she has been elected and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. At each annual meeting of shareholders after the date of the 2015 annual meeting of shareholders, each Director who does not have a continuing term as provided in the foregoing sentence (and each Director for whom a continuing term has expired) shall if nominated and elected hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. In the event of any increase or decrease in the authorized number of Directors, ~~(1)~~ each Director then serving as such shall nevertheless continue as a Director ~~of the Class of which he is a member~~ until the expiration of his ~~current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors among the three Classes of Directors so as to maintain such Classes as nearly equal as possible. Notwithstanding any of the foregoing provisions of this Article Eleventh, each Director shall serve until his successor is~~ or her current term and until his or her successor shall be elected and ~~qualified or until~~ shall qualify, subject, however, to his earlier resignation, removal from office or death. Any Director elected or appointed to fill a newly created directorship resulting from an increase in the authorized number of directors or a vacancy shall hold office until the annual meeting next succeeding his or her election or appointment and until his or her successor shall be elected and shall quality, subject, however, to prior resignation, removal from office or death.

ANNEX B

ARTICLE III. DIRECTORS

Section 3. ~~Classification of~~ Board Terms~~. The Board of Directors shall be divided into three classes: Class 1, Class 2 and Class 3, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third Annual Meeting of Shareowners following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the Annual Meeting of Shareowners in 1987; each initial director in Class 2 shall hold office until the Annual Meeting of Shareowners in 1988; and each initial director in Class 3 shall hold office until the Annual Meeting of Shareowners in 1989.~~ Each director who is nominated to serve as a director as of the date of the 2015 annual meeting of stockholders of the Corporation shall, if elected, hold office until the 2016 annual meeting of stockholders. Each director who was serving as a director as of the date of the 2015 annual meeting of stockholders and who was not nominated at such meeting shall hold office until the expiration of the term for which he or she has been elected and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.  At each annual meeting of stockholders after the date of the 2015 annual meeting of stockholders of the Corporation, each director who does not have a continuing term as provided in the foregoing sentence (and each director for whom a continuing term has expired) shall, if nominated and elected, hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.

In the event of any increase or decrease in the authorized number of directors, ~~(1)~~ each director then serving as such shall nevertheless continue as a director ~~of the class of which he is a member~~ until the expiration of his current term~~, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. Notwithstanding any of the foregoing provisions of this Section 2, each director shall serve until his successor is elected and qualified or until his earlier~~ and until his successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. Any director elected or appointed to fill a newly created directorship resulting from an increase in the authorized number of directors or a vacancy shall hold office until the annual meeting next succeeding his or her election or appointment and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.

This Article III, Section 3, shall not be altered, amended or repealed by the stockholders except by an affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the total number of issued and outstanding shares of Common Stock of the Corporation entitled to vote thereon.

Section 5. Removal of Directors. Any director who was serving as a director as of the date of the 2015 annual meeting of stockholders, who was not nominated at such meeting and whose term continued beyond such meeting may be removed at any time prior to the expiration of the director’s term, but only for cause, by the affirmative vote of a majority in voting power of the stockholders of record entitled to elect a successor, and present in person or by proxy at a special meeting of such stockholders for which express notice of the intention to transact such business was given and at which a quorum shall be present.  Each director who does not have a continuing term as provided in the foregoing sentence (and each director for whom a continuing term has expired) may be removed with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, on May 4, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M57694-P38404	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
NBT BANCORP INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends you vote FOR the following:

1.	To elect three directors, each for a one-year term, unless Proposal 2 does not pass, in which case the term shall be three years.
	Nominees:		☐	☐	☐

01) Martin A. Dietrich
02) John C. Mitchell
03) Michael M. Murphy
								For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3.

2.
To approve amendments to the Company’s Certificate of Incorporation and Bylaws, as amended and restated, to provide for the annual election of directors and related amendments to permit shareholders to remove directors without cause (Proposal 2).
								☐	☐	☐

3.	To ratify the appointment of KPMG LLP as NBT Bancorp Inc.'s independent registered public accounting firm for the year ending December 31, 2015 (Proposal 3).							☐	☐	☐

NOTE: The proxies are authorized to vote in accordance with the majority vote of NBT Bancorp Inc.'s Board of Directors, upon such other business that may properly come before the meeting.

For address changes/comments, mark here. (see reverse for instructions)			☐

			☐	☐
Please indicate if you plan to attend this meeting.			Yes	No

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or in other fiduciary capacity, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.nbtbancorp.com/bncp/proxy.html

M57695-P38404

NBT BANCORP INC.
Annual Meeting of Shareholders
May 5, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) F. Sheldon Prentice, with full power of substitution, proxies to represent the undersigned shareholder at the Annual Meeting of Shareholders of NBT Bancorp Inc. ("NBT") to be held at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 5, 2015 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, with all power which the undersigned shareholder(s) would possess if personally present, and to vote all shares of NBT's common stock which the undersigned shareholder(s) may be entitled to vote at the meeting upon the following proposals described in the accompanying proxy statement, in accordance with the following instructions and, in accordance with the majority vote of NBT's Board of Directors, upon any other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is indicated, a properly executed proxy will be voted FOR the election of all director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side